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As filed with the Securities and Exchange Commission on September 21, 2004
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-1807304 (I.R.S. Employer Identification Number)

United Community Banks, Inc.
Post Office Box 398, 63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)	Jimmy C. Tallent Post Office Box 398, 63 Highway 515 Blairsville, Georgia 30512 (706) 745-2151 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard R. Cheatham Kilpatrick Stockton, LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309 (404) 815-6500	Robert C. Schwartz Smith, Gambrell & Russell, LLP 1230 Peachtree Street, Suite 3100 Atlanta, Georgia 30309 (404) 815-3500

        Approximate date of commencement of proposed sale to the public:    The exchange of Registrant's shares for shares of common stock of Liberty National Bancshares, Inc. will take place upon consummation of the merger of Liberty National Bancshares, Inc. into the Registrant.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $1.00 per share	1,504,892(1)	Not Applicable	$12,581,127(2)	$1,628.24(2)

(1)
The number of shares of United Community Banks, Inc. common stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of Liberty National Bancshares, Inc. into the Registrant. The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

(2)
In accordance with Rule 457(f)(1), the registration fee is based upon $12,581,127, the maximum number of shares of common stock of Liberty National Bancshares, Inc. that may be received by the Registrant pursuant to the merger (1,598,399) multiplied by the book value per share of Liberty National Bancshares, Inc. as of September 20, 2004 ($8.04).

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Proxy Statement/Prospectus

PROPOSED MERGER OF

AND

        These materials are a proxy statement of Liberty National Bancshares, Inc. and a prospectus of United Community Banks, Inc. It is furnished to you, in connection with the notice of special meeting of shareholders on October    , 2004 that it accompanies. At the special meeting of Liberty shareholders, you will be asked to vote on the merger transaction summarized in that notice and described in more detail herein.

        As of September    , 2004, the record date for the Liberty shareholders meeting, there were 1,598,399 shares of common stock outstanding and entitled to vote at that meeting. Approval of the merger requires the affirmative vote of holders of a majority of those shares.

        In connection with the merger, if approved and consummated, shares of common stock of United will be issued to shareholders of Liberty as part of the consideration for their shares of common stock of Liberty. You may elect to receive shares of United common stock or cash or a combination of both in exchange for your Liberty common stock on the following basis:

  •
  0.9415 shares of United common stock; or

  •
  $21.6538 in cash, without interest;

provided that no more than 15% of the issued and outstanding shares of Liberty stock at closing may be exchanged for cash.

        This document is a prospectus of United with respect to such offering and issuance of United common stock. Up to an aggregate of 1,504,892 shares of United common stock may be issued to Liberty's shareholders if the merger is approved and consummated, based on the 0.9415 exchange ratio.

        The value of one share of United common stock as of August 24, 2004, the date the merger agreement was executed, was $23.55. The value of one share of United common stock as of September 20, 2004, the most recent date feasible for including in these materials, was $23.72. If you had elected to receive stock and the merger had been completed on August 24, 2004, the implied value of your Liberty shares would have been $22.17 based on United's closing stock price and the exchange ratio of 0.9415. On September 20, 2004, the implied value of your Liberty shares would have been $22.33.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of these materials. Any representation to the contrary is a criminal offense. Shares of common stock of United are equity securities and are not savings accounts or deposits. An investment in shares of United common stock is not insured by the Federal Deposit Insurance Corporation or any other government agency.

        The accompanying materials contain information regarding the proposed merger and the companies participating in the merger, and the Agreement and Plan of Reorganization pursuant to which the merger would be consummated if approved. We encourage you to read the entire document carefully.

        The date of these materials is September    , 2004, and they are expected to be first mailed to shareholders on or about September    , 2004.

        These materials also incorporate important business and financial information that is not included in or delivered with it. This business and financial information is available without charge to you upon written or oral request made to William L. Daniel, President, Liberty National Bancshares, Inc., 1000 Georgia Highway 138, Conyers, Georgia 30013, telephone number (770) 785-7107. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than October     , 2004.

1000 Georgia Highway 138
Conyers, Georgia 30013

Notice Of Special Meeting Of Shareholders
To Be Held On October    , 2004

        A special meeting of shareholders of Liberty National Bancshares, Inc. will be held on October    , 2004, at 5:30p.m., at Liberty National Bank, 1000 Georgia Highway 138, Conyers, Georgia, for the following purposes:

  1.
  to consider and vote on an Agreement and Plan of Reorganization, under which Liberty National Bancshares, Inc., will merge with and into United Community Banks, Inc., as more particularly described in the accompanying materials; and

  2.
  to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

        If Liberty shareholders approve the merger, Liberty will be merged with and into United. In connection with the merger, you may elect to receive shares of United common stock or cash or a combination of both in exchange for their Liberty common stock on the following basis:

  •
  0.9415 shares of United common stock; or

  •
  $21.6538 in cash, without interest;

provided that no more than 15% of the issued and outstanding shares of Liberty stock at closing may be exchanged for cash.

        Approval of the merger will require the approval of the holders of at least a majority of the Liberty common stock entitled to vote at the special meeting. Only shareholders of record of Liberty common stock at the close of business on September    , 2004 will be entitled to vote at the special meeting or any adjournments thereof. Liberty's board of directors has unanimously adopted a resolution approving the merger and the merger agreement, and unanimously recommends that you vote for the proposal to approve the merger.

        If the merger is completed, Liberty shareholders who dissent with respect to the merger will be entitled to receive a cash payment for their shares of Liberty common stock if they comply with certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading "Details of the Proposed Merger-Rights of Dissenting Shareholders" (page 22) and in Appendix B to the accompanying materials.

        A form of proxy for use by you is enclosed. To ensure representation at the special meeting, each Liberty shareholder is requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. A previously submitted proxy may be revoked by notifying C. Dean Alford, Secretary of Liberty, in writing, or by submitting an executed, later-dated proxy prior to the special meeting to Liberty National Bancshares, Inc., 1000 Georgia Highway 138, Conyers, Georgia 30013. A previously submitted proxy also may be revoked by attending the special meeting and requesting the right to vote in person. A properly signed and returned proxy card, if not revoked, will be voted at the special meeting in the manner specified by the duly submitted proxy.

By Order of the Board of Directors,
September , 2004 Conyers, Georgia	William L. Daniel President and Chief Executive Officer

A WARNING ABOUT FORWARD-LOOKING STATEMENTS	37
Appendix A—Agreement and Plan of Reorganization	A-1
Appendix B—Georgia Dissenters' Rights Statute	B-1
Appendix C—Fairness Opinion	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    What am I being asked to approve?

A:    You are being asked to approve the Agreement and Plan of Reorganization by and between Liberty and United, pursuant to which Liberty will be merged with and into United. Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Liberty common stock. The Liberty board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization and recommends voting FOR approval of this merger agreement.

Q:    What will I receive in the merger?

A:    You will receive either (a) 0.9415 shares of United common stock for each share of Liberty common stock; or (b) $21.6538 in cash, without interest, for each share of Liberty common stock you own on the effective date of the merger; or (c) any combination of 0.9415 shares of United common stock and $21.6538 in cash, without interest, for each share of Liberty common stock (provided that no more than 15% of the issued and outstanding shares of Liberty stock at closing may be exchanged for cash). United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based on $23.00 per share of United common stock. For example: If you own 100 shares of Liberty common stock and elect to receive all stock in the merger, you will be entitled to receive 0.9415 shares of United for each Liberty share, rounded down to the nearest whole share, or 94 shares of United common stock. In addition, you will be entitled to receive $23.00 in cash for your .15 fractional share of United (.15 × $23.00) for a total cash payment of $3.45.

Q:    What should I do now?

A:    Indicate on the enclosed proxy card how you want to vote with respect to the proposed merger, and sign and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger. A special shareholders meeting will take place on October    , 2004 at 5:30pm, at Liberty National Bank, 1000 Georgia Highway 138, Conyers, Georgia, to vote on the merger proposal.

        You may attend the special meeting and elect to vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the special meeting by notifying C. Dean Alford, Secretary, prior to the meeting, in writing, or by submitting an executed, later-dated proxy to C. Dean Alford, Secretary, Liberty National Bancshares, Inc., 1000 Georgia Highway 138, Conyers, Georgia 30013.

Q:    How can I elect stock, cash or both?

A:    You may indicate a preference to receive United common stock, cash or a combination of both in the merger by completing the enclosed election form. If you do not make an election by            , 2004, you will be treated as though you elected to receive all cash unless cash has been fully subscribed by the electing Liberty shareholders, in which event you will be treated as if you elected stock. Even if you select a preference by            , 2004, the amount of cash to be received by you is subject to allocation and pro rata adjustments to the extent required to ensure that not more than 15% of Liberty's shares are converted to the right to receive cash. Liberty's board of directors makes no recommendation as to whether you should choose United common stock or cash or a combination of both for your shares of Liberty common stock. You should consult with your own financial advisor on this decision.

Q:    What information should I consider?

A:    We encourage you to read this entire document carefully. You should also review the factors considered by each company's board of directors discussed in "Details of the Proposed Merger-Background of and Reasons for the Merger" beginning on page 11.

Q:    When is the merger expected to be completed?

A:    We plan to complete the merger during the fourth quarter of 2004.

Q:    What are the tax consequences of the merger to me?

A:    We expect that the exchange of shares of Liberty common stock for United common stock by Liberty shareholders generally will be tax-free for federal income tax purposes. However, you will have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances, on cash received in exchange for their shares of Liberty common stock, or cash received in lieu of fractional shares. To review the tax consequences to Liberty shareholders in greater detail, see "Details of the Proposed Merger-Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel" beginning on page 23.

Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares of common stock only if you provide instructions on how to do so. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, which will have the effect of a vote against the merger.

Q:    Should I send in my stock certificates now?

A:    No. After the merger is completed, you will receive written instructions from United for exchanging your Liberty common stock certificates for United common stock certificates and cash.

Q:    Who should I call with questions?

A:    You should call William L. Daniel, President of Liberty, at (770) 785-7107.

SUMMARY

        This summary highlights selected information from these materials regarding the proposed merger. For a more complete description of the terms of the proposed merger, you should carefully read this entire document, and the related documents to which it refers. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is included as Appendix A.

        In addition, the sections entitled "Where You Can Find More Information", on page 35, and "Incorporation of Certain Documents By Reference", on page 36, contain references to additional sources of information about United and Liberty.

•
The Companies (see pages 30 and 35)

  United Community Banks, Inc.
  63 Highway 515
  Blairsville, Georgia 30512
  (706) 745-2151

  United is the third-largest bank holding company headquartered in Georgia. Substantially all of United's activities are conducted through its three wholly-owned subsidiaries, United Community Bank, a Georgia bank, United Community Bank, a North Carolina bank and United Community Bank Tennessee, a Tennessee bank. United's subsidiaries operate 21 community banks with 78 locations throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and eastern Tennessee. United's banks provide customary types of banking services, such as checking accounts, savings accounts, and time deposits. They also engage in commercial and consumer lending, make secured and unsecured loans, and provide other financial services.

  United also operates United Community Mortgage Services, a full-service retail mortgage lending operation approved as a seller/servicer for Fannie Mae and the Federal Home Mortgage Corporation, as a division of its Georgia bank subsidiary, and Brintech, Inc., a New Smyrna Beach, Florida based consulting firm for the financial services industry. Brintech provides consulting, advisory and implementation services in the areas of strategic planning, profitability improvement, technology, efficiency, setwork, networking, Internet banking, website development, marketing, core processing, and telecommunications. Additionally, United provides retail brokerage services through a third party broker/dealer.

  At June 30, 2004, United had total consolidated assets of approximately $4.5 billion, total consolidated loans of approximately $3.3 billion, total consolidated deposits of approximately $3.3 billion, and total consolidated stockholders' equity of approximately $330.5 million.

  Liberty National Bancshares, Inc.
  1000 Georgia Highway 138
  Conyers, Georgia 30013
  (770) 785-7107

  Liberty is a bank holding company based in Conyers, Georgia, and is the parent company of Liberty National Bank, a full service commercial bank with its main office in Conyers, Georgia. Liberty National Bank operates in three locations in Rockdale and Newton Counties, Georgia. Liberty National Bank provides customary types of banking services such as checking accounts, savings accounts, and time deposits. It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services.

  At June 30, 2004, Liberty had total assets of approximately $179.4 million, total loans of approximately $138.9 million, total deposits of approximately $161.5 million, and total shareholders' equity of approximately $12.2 million.

•
The Terms of the Merger (see page 13)

  If the merger is approved, Liberty will be merged with and into United, with United being the surviving company. As a result of the merger, you may elect to receive shares of United common stock or cash or a combination of both in exchange for your shares of Liberty common stock on the following basis:

    •
    0.9415 shares of United common stock; or

    •
    $21.6538 in cash, without interest;

  provided that no more than 15% of the issued and outstanding shares of Liberty stock at closing may be exchanged for cash.

  You will receive a cash payment for any United fractional shares to which you would otherwise be entitled in an amount equal to the fraction multiplied by $23.00.

  Following the merger, Liberty's subsidiary, Liberty National Bank, will be merged with and into United Community Bank, a wholly-owned Georgia bank subsidiary of United, and United Community Bank will be the surviving bank.

•
The Reasons Management of Both Companies Support the Merger (see page 11)

  The boards of directors of Liberty and United support the merger and believe that it is in the best interests of both companies, and their respective shareholders. The board of directors of Liberty believes that the merger presents Liberty with the chance to better service its market. The Liberty board of directors believes that the merger will permit Liberty shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which will increase liquidity and marketability of the equity investment of Liberty shareholders. The board of directors of United believes that Liberty provides United with an expansion opportunity into an attractive market area. Both boards of directors also believe that the terms of the merger are fair and equitable. In addition, both boards of directors believe that following the merger, the size of the combined organization is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain many of the competitive advantages of community-oriented banks.

•
Shareholders' Meeting

  The special meeting of shareholders of Liberty will be held on October     , 2004 at 5:30p.m., at Liberty National Bank, 1000 Georgia Highway 138, Conyers, Georgia for the purpose of voting on approval of the merger.

•
Record Date

  You are entitled to vote at the shareholders' meeting if you owned shares of Liberty common stock on September    , 2004.

•
Vote Required (see page 16)

  Approval by holders of a majority of the Liberty common stock outstanding on September     , 2004, is required to approve the merger. As of September     , 2004, 1,598,399 shares of Liberty common stock were issued and outstanding, each of which is entitled to one vote per share. All of the directors and executive officers of Liberty have agreed to vote their shares in favor of the merger. There are 462,385 shares, or 27.8%, of Liberty common stock beneficially owned by its directors and executive officers.

•
Conditions, Termination, and Effective Date (see page 13)

  The merger will not occur unless certain conditions are met, and United or Liberty can terminate the merger agreement if specified events occur or fail to occur. The merger must be approved by the Liberty shareholders, the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia. Immediately after the merger, Liberty's subsidiary, Liberty National Bank, will be merged into United's Georgia bank subsidiary, United Community Bank. The bank merger must be approved by the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia, and notice of the bank merger must be provided to the Office of the Comptroller of the Currency.

  The closing of the merger will occur after the merger is approved by Liberty's shareholders and the foregoing regulators and after the articles of merger are filed as required under Georgia law.

•
Rights of Dissenting Shareholders (see page 21)

  You are entitled to dissent from the merger and to receive a cash payment for your Liberty common stock if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code.

•
Federal Income Tax Consequences (see page 23)

  Liberty has received an opinion from Kilpatrick Stockton, LLP stating that, assuming the merger is completed as currently anticipated, Liberty will not recognize any gain or loss for federal income tax purposes, and shareholders of Liberty to the extent they receive United stock will not recognize any gain or loss for federal income tax purposes. All cash you receive as a result of the merger, including any cash you receive in lieu of fractional shares or as payment for exercising your right to dissent, will be treated as amounts distributed in redemption of your Liberty common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon your particular circumstances. Neither United nor Liberty has requested a ruling to this effect from the Internal Revenue Service.

•
Accounting Treatment (see page 20)

  The merger will be accounted for as a purchase for financial reporting and accounting purposes.

•
Opinion of Financial Advisor (see page 23)

  Burke Capital Group, LLC has rendered an opinion to Liberty that based on, and subject to, the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the merger consideration is fair from a financial point of view to the shareholders of Liberty. A summary of Burke Capital Group's opinion begins on page 23 and the full opinion is attached as Appendix C to these materials.

•
Markets for Common Stock

  United's common stock trades on the Nasdaq Stock Market under the symbol "UCBI". The following table sets forth the high and low quarterly sales prices per share of United common stock as quoted on Nasdaq since the third quarter of 2002. Amounts have been restated to reflect the pro forma effect of United's three-for-two split effective April 28, 2004:

Fiscal Year	Quarterly Period	High	Low
2004	Second Quarter	$25.36	$21.89
	First Quarter	$24.62	$21.37
2003	Fourth Quarter	$23.93	$18.51
	Third Quarter	$20.02	$16.34
	Second Quarter	$18.00	$15.37
	First Quarter	$18.00	$14.67
2002	Fourth Quarter	$18.00	$14.49
	Third Quarter	$19.70	$15.43

  On August 25, 2004, the date immediately prior to the public announcement of the merger, the high and low sales prices per share of United common stock were $24.00 and $23.76, respectively.

  There has been no public trading market for Liberty common stock. We believe the last sales of Liberty common stock among shareholders in private transactions were in July 2004 between shareholders at a price of $13.00 per share, based on unofficial information that Liberty management believes is reliable.

  There were 667 shareholders of record of Liberty common stock as of September 15, 2004.

•
Dividends (see page 20)

  United has declared cash dividends of $.18 per share in 2004 (through the third quarter) and declared aggregate cash dividends of $.20 per share in 2003 and $.167 per share in 2002. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United's board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks. The ability of United's subsidiaries to pay dividends to it is restricted by certain regulatory requirements. United is prohibited under the merger agreement from paying cash dividends prior to the closing of the transaction in excess of $0.06 per quarter without the prior written consent of Liberty.

  Liberty has never declared any dividends on its common stock. Liberty is prohibited under the merger agreement from paying cash dividends prior to the closing of the transaction without the prior written consent of United.

•
There are Some Differences in Shareholders' Rights Between Liberty and United (see page 18)

  Following the merger you will no longer be a Liberty shareholder and, if you receive shares of United following the merger, your rights as a shareholder will no longer be governed by Liberty's articles of incorporation and bylaws. You will be a United shareholder and your rights as a United shareholder will be governed by United's articles of incorporation and bylaws. Your former rights as a Liberty shareholder and your new rights as a United shareholder are different in certain ways, including the following:

    •
    Liberty's bylaws provide for a board of directors consisting of between three and 24 members, while United's bylaws provide for a board of directors consisting of at least seven members.

    •
    Liberty's articles of incorporation divide the members of its board of directors into three different classes, with the classes serving staggered three-year terms. United's articles of incorporation and bylaws do not divide the members of its board of directors into classes.

    •
    The bylaws of Liberty set forth different requirements for removal of directors than do the articles of incorporation and bylaws of United.

    •
    Liberty and United have different special procedures in their articles of incorporation requiring supermajority approval and disinterested shareholder approval of interested business transactions.

    •
    The articles of incorporation of United require a supermajority vote to amend its articles of incorporation and bylaws. Liberty's articles of incorporation require a supermajority vote to amend some but not all of its articles of incorporation. Liberty's bylaws require shareholder approval to amend some but not all of its provisions. Liberty's bylaws also require a majority of its full board of directors to approve certain amendments while United's bylaws do not.

•
Interests of Directors and Officers of Liberty in the Merger (see page 17)

  Some of the directors and officers of Liberty have interests in the merger in addition to their interests as shareholders generally, including the following:

    •
    As a condition to closing the merger, William L. Daniel, President and Chief Executive Officer of Liberty, will terminate his employment agreement with Liberty for a payment of $300,000, as required by such agreement upon a change in control, plus an additional $50,000. Mr. Daniel will continue as President of the community bank made up of the former Liberty National Bank branches pursuant to an employment agreement between United and Mr. Daniel.

    •
    As a condition to closing the merger, William R. Walker II, Senior Vice President and Senior Lending Officer of Liberty, will terminate his employment agreement with Liberty for a payment of $25,000. Mr. Walker will continue as Senior Lending Officer of the community bank made up of the former Liberty National Bank branches pursuant to an employment agreement between United and Mr. Walker.

    •
    United will transfer to Mr. Daniel a split dollar insurance policy with a cash surrender value of approximately $50,000 and loan him funds for the payment of the premium on the policy.

    •
    United will generally indemnify and provide liability insurance to the present directors and officers of Liberty. United will continue to pay a monthly fee of $900 to the chairman and $700 to the other directors of Liberty common stock to serve as advisory board members for United Community Bank.

    •
    In connection with the merger, United has agreed to provide to officers and employees of Liberty who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.

    •
    In connection with the merger, United has agreed to assume Liberty's stock option plan and the outstanding options to acquire Liberty common stock under the plan.

•
Recent Developments of United (see page 34)

  On August 2, 2004, United entered into an agreement to acquire Eagle National Bank, Stockbridge, Georgia for $12.5 million in shares of United common stock and cash. The transaction is expected to close in the fourth quarter of 2004.

COMPARATIVE SHARE DATA FOR
UNITED AND LIBERTY

        We have summarized below the per share results information for United and Liberty on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with the historical financial statements (and related notes) of United and Liberty in the annual and quarterly reports and other documents each has filed with the Securities and Exchange Commission, certain of which are incorporated by reference. Liberty's Form 10-KSB for the year ended December 31, 2003 and its Form 10-QSB for the quarter ended June 30, 2004 accompany these materials.

        The pro forma combined information gives effect to the merger accounted for as a purchase, assuming all transactions contemplated in these materials had been effective for the periods indicated. Pro forma equivalent of one Liberty common share amounts are calculated by multiplying the pro forma combined basic and diluted earnings per share, United historical per share dividend and the pro forma combined book value by the exchange ratio of 0.9415 shares of United common stock so that the per share amounts equate to the respective values for one share of Liberty's common stock. The pro forma information shown below gives no effect to the cash payment of $21.6538 per share that you may elect to receive as part of the transaction, subject to the limitation that no more than 15% of the issued and outstanding shares of Liberty stock at closing may be exchanged for cash.

        You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or of the future results that we will experience after the merger.

	Six Months Ended June 30, 2004(1)	Year Ended December 31, 2003(1)
Net earnings per common share (basic)
United historical	$.62	$1.11
Liberty historical	.57	1.02
United and Liberty pro forma combined(3)(4)
Liberty pro forma equivalent(4)
Net earnings per common share (diluted)
United historical	$.60	$1.08
Liberty historical	.42	.94
United and Liberty pro forma combined(3)(4)
Liberty pro forma equivalent(4)
Cash dividends per common share
United historical(5)	$.12	$.20
Liberty historical	—	—
United and Liberty pro forma combined(3)(6)(7)
Liberty pro forma equivalent(6)
Book value per common share (period end)
United historical	$9.10	$8.47
Liberty historical	7.73	7.52
United and Liberty pro forma combined(3)(6)
Liberty pro forma equivalent(6)

(1)
Per share amounts presented above have been restated to reflect United's three-for-two stock split effective April 28, 2004.

(2)
Computed giving effect to the merger.

(3)
Computed by multiplying pro forma combined amounts by the exchange ratio of 0.9415. The pro forma amounts presented above do not include assumed cost savings expected from elimination of duplicate back office functions.

(4)
Represents historical dividends paid by United, and assumes United will not change its dividend policy as a result of the merger.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from United's and Liberty's audited financial statements for 1999 through 2003 and unaudited financial statements as of and for six months ended June 30, 2003 and 2004. This information is only a summary, and you should read it in conjunction with the historical financial statements (and related notes) of United and Liberty in the annual and quarterly reports and other documents each has filed with the Securities and Exchange Commission, certain of which are incorporated by reference. Liberty's Form 10-KSB for the year ended December 31, 2003 and its Form 10-QSB for the quarter ended June 30, 2004 accompany these materials.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED
(In thousands, except per share amounts)

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
GAAP Results(1)
Net interest revenue (taxable equivalent)	$77,063	$65,608	$138,738	$119,575	$109,162	$96,524	$80,969
Net income	21,987	17,533	38,118	32,780	27,231	14,517	16,098
Basic earnings per share	..62	..53	1.11	1.02	..86	..47	..53
Diluted earnings per share	.60	.51	1.08	.99	.84	.46	.52
Cash dividends declared per share	.1200	.1000	.2000	.1667	.1333	.1000	.0667
Book value per share	9.10	8.15	8.47	6.89	5.98	4.93	3.94
Total assets	4,525,446	3,905,929	4,068,834	3,211,344	2,749,257	2,528,879	2,384,678
Basic average shares outstanding	35,477	33,060	34,132	32,062	31,691	30,900	30,237
Diluted average shares outstanding	36,655	34,166	35,252	33,241	32,624	31,791	31,263
Operating Results(1)(2)
Net income	$22,291	$18,507	$39,475	$32,780	$28,315	$21,747	$17,253
Basic earnings per share	..63	..56	1.15	1.02	..89	..70	..57
Diluted earnings per share	.61	.54	1.12	.99	.87	.69	.56

(1)
Per share amounts and weighted average shares outstanding for periods presented above have been restated to reflect the three-for-two stock split effective April 28, 2004 and the two-for-one stock split effective May 29, 2002.

(2)
Excludes pre-tax merger related and restructuring charges totaling $2.1 million, $1.6 million, $10.6 million and $1.8 million for the years ended December 31, 2003, 2001, 2000 and 1999. These charges decreased net income by $1.4 million, $1.1 million, $7.2 million and $1.2 million, and diluted earnings per share by $.04, $.03, $.23 and $.04, respectively. For the six months ended June 30, 2004 and 2003, pre-tax merger-related and restructuring charges totaling $464,000 and $1.5 million are excluded. These charges decrease net income by $304,000 and $974,000, and diluted earnings per share by $.01 and $.03, respectively. The following is a reconciliation of the operating results to GAAP results:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Net operating income	$22,291	$18,507	$39,475	$32,780	$28,315	$21,747	$17,253
Merger-related charges, net of tax	304	974	1,357	—	1,084	7,230	1,155

Net income	$21,987	$17,533	$38,118	$32,780	$27,231	$14,517	$16,098

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF LIBERTY
(In thousands, except per share amounts)

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Net interest revenue	$3,146	$2,612	$5,492	$4,585	$3,705	$3,003	$2,051
Net income	864	650	1,489	1,050	786	840	96
Basic earnings per share	..57	..45	1.02	..74	..57	..62	..07
Diluted earnings per share	.54	.42	.94	.71	.56	.61	.07
Cash dividends declared per share	—	—	—	—	—	—	—
Book value per share	7.80	7.04	7.52	6.46	5.57	4.83	4.00
Total assets	179,362	140,911	157,143	120,633	107,412	67,265	60,319
Basic average shares outstanding	1,503,119	1,453,211	1,463,366	1,416,895	1,368,486	1,352,376	1,352,376
Diluted average shares outstanding	1,591,971	1,565,085	1,575,624	1,489,971	1,412,986	1,378,678	1,375,012

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

        In exercising their fiduciary responsibility to shareholders, Liberty's management and board of directors regularly assess the local banking industry,including the regulatory and competitive environment for banking services. The board of directors has, over time, considered the possibility of a number of strategic options in evaluating ways to maximize the value of Liberty common stock, to provide liquidity for the shareholders of Liberty, and to diversify the Liberty shareholders' exposure to a single market concentration.    As a result of Liberty's growth, during the latter half of 2003 management and the board of directors began to consider the company's future strategic alternatives, including raising capital to adequately fund continuing growth, slowing the company's growth rather than raising capital, and pursuing a merger with a partner having adequate capital to fund Liberty's expected growth.

        In evaluating various strategic alternatives, management has, from time to time, met with representatives from investment banking firms. In January 2004, Burke Capital Group met with management to provide an update of current market conditions, including the state of the merger and acquisition market and opportunities for raising capital. This meeting led to a presentation to the board of directors in February 2004 that included a discussion of business combination opportunities. As a result of these meetings and conversations, the board of directors of Liberty elected to proceed with an evaluation of the possibility of pursuing a business combination.

        The board of directors heard presentations from two investment banking firms on March 25, 2004. At this meeting, the board authorized the executive committee of the board to engage a financial adviser on behalf of the company and to manage the process of determining whether a business combination might be feasible.

        On April 2, 2004, Liberty engaged Burke Capital Group to research and review potential merger partners. Pursuant to this engagement, in May 2004, Burke Capital Group contacted 16 financial institutions, including United, regarding their interest in Liberty and the Atlanta, Georgia banking market. Indications of interest received from four of the financial institutions were analyzed and considered by management and the board of directors of Liberty with the assistance of Burke Capital Group and Smith, Gambrell & Russell, LLP, Liberty's legal counsel.

        On June 9, 2004, the executive committee of the board of directors of Liberty held a meeting to consider the initial proposals submitted by potential acquirers. After discussion, the executive committee concluded that only three of the proposals, including United's, warranted further consideration. During the last two weeks of June, Liberty's Chief Executive Officer, Bill Daniel, and Liberty's Senior Lending Officer, Bill Walker, met with representatives of each of the three potential acquirers. After these discussions, it was determined that one of the parties would be unwilling to improve its proposal and that continued negotiations with that party would therefore not be beneficial.

        During the last week of June, United conducted on-site due diligence of Liberty, including a review of the credit portfolio. The second potential acquirer conducted on-site due diligence of Liberty on July 7 and 8, 2004.

        On July 20, 2004, the executive committee of the Liberty board of directors met with representatives of Burke Capital Group to discuss the results of due diligence and two preliminary proposals. At this meeting, the committee directed Burke Capital Group to proceed to negotiate the financial terms of a business combination with the second potential acquirer. During the following two weeks, representatives of Burke Capital Group and the potential acquirer continued negotiations, but an agreement on the financial terms was not reached.

        Burke Capital Group then resumed discussions with United, which resulted in United submitting a revised proposal. On August 4, 2004, the executive committee of the Liberty board of directors met and discussed the revised proposal from United and the inability to reach an agreement on financial terms with the second potential acquirer. At the conclusion of this meeting, the executive committee authorized the management of Liberty, with the assistance of Burke Capital Group and Smith, Gambrell & Russell, to continue to negotiate and finalize the terms of a merger agreement with United.

        During the following two weeks, the parties proceeded to negotiate the terms of a merger agreement. On August 16, 2004, the executive committee of the board of directors of Liberty held a meeting to analyze and consider the terms of the draft merger agreement, with the assistance of members of management and representatives of Burke Capital Group and Smith, Gambrell & Russell.

        On August 19, 2004, the full board of directors of Liberty met to discuss the proposed business combination with United. Each of the board members was provided a copy of the draft merger agreement and asked to review it in preparation for the board meeting scheduled for August 24, 2004.

        Between August 19 and 23, 2004, the final terms of the definitive merger agreement were negotiated, and on August 24, 2004, the board of directors of Liberty met to consider the proposed merger with United. A representative of Smith, Gambrell & Russell reviewed the fiduciary obligations of the Liberty board of directors with respect to the transaction and reviewed the legal terms of the definitive agreement. Representatives of Burke Capital Group summarized certain financial information with respect to United and the proposed transaction and rendered an opinion that, as of August 24, 2004, the merger consideration was fair to the shareholders of Liberty, from a financial point of view. After a general question and discussion period among the members of the Board, management, and their financial and legal advisers, the Liberty board of directors voted unanimously to approve the merger agreement and the transactions contemplated thereby.

        Shortly following the conclusion of the Liberty board meeting, the parties entered into the merger agreement.

        Without assigning any relative or specific weights, the board of directors of Liberty considered the following material factors in approving the merger:

  •
  the value of the consideration to be received by Liberty shareholders relative to the book value and earnings per share of Liberty common stock;

  •
  information concerning the financial condition, results of operations and business prospects of United;

  •
  the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with United;

  •
  the alternatives to the merger, including remaining an independent institution;

  •
  the competition and regulatory environment for financial institutions generally;

  •
  the fact that the merger will enable you to exchange their shares of Liberty common stock, in a tax-free transaction, for shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of Liberty; and

  •
  the opinion of Burke Capital Group, LLC that the consideration to be received by the shareholders as a result of the merger is fair from a financial point of view.

        The board of directors of Liberty believes the merger is in the best interest of its shareholders because the merger will permit them to exchange their ownership in Liberty for cash and an equity interest in United, which has greater financial resources and a larger shareholder base than Liberty. The board of directors of Liberty also believes that the terms of the merger, including the basis of exchange, $21.6538 in cash or 0.9415 shares of United common stock for each share of Liberty common stock, which was determined through arms-length negotiations between United and Liberty, are fair and equitable and take into account the relative earning power of United and Liberty, historic and anticipated operations, the economies of scale to be achieved through the merger, the trading prices of the shares of the respective companies, and other pertinent factors.

        The board of directors of Liberty believes that in the current regulatory and competitive environment, larger organizations with greater economies of scale, including the ability to spread largely fixed costs over a larger revenue base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than smaller organizations. Management of United and Liberty believe that there is a future for community banks in the banking industry, but that community banks will be required to achieve a critical size to maintain above-average economic performance.

The Merger Agreement

        The material features of the merger agreement are summarized below:

  Effective Date

        The merger agreement provides that the merger will be effective upon the approval of the Agreement and Plan of Reorganization by shareholders and the filing of the Certificate of Merger reflecting the merger with the Secretary of State of the State of Georgia. The merger also is subject to approval by the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia and the approval of the subsidiary bank merger by the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia. Notice of the bank merger must also be provided to the Office of the Comptroller of the Currency. Management of United and Liberty anticipate that the merger will become effective during the fourth quarter of 2004.

  Terms of the Merger

        As a holder of shares of Liberty common stock, you may elect to receive shares of United common stock or cash or a combination of both in exchange for your shares of Liberty common stock owned on the effective date of the merger on the following basis:

  •
  0.9415 shares of United common stock; or

  •
  $21.6538 in cash, without interest;

        provided that no more than 15% of the issued and outstanding shares of Liberty stock at closing may be exchanged for cash.

        United will not issue fractional shares of United common stock in connection with the merger. In lieu of issuing any fractional share of United common stock to which a Liberty shareholder would otherwise be entitled, United will pay in cash an amount equal to that fraction multiplied by $23.00 per share.

        United shareholders will continue to hold their existing shares of United common stock. If, prior to the merger closing, the outstanding shares of United common stock or Liberty common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, reverse stock split, recapitalization, reduction of capital or other transaction, the number of shares of United common stock and cash to be delivered pursuant to the merger in exchange for a share of Liberty common stock will be proportionately adjusted.

        If the merger is completed, Liberty will be merged with and into United. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of United will not be changed, and Liberty will cease to exist as a separate entity. Immediately after the merger, Liberty's subsidiary, Liberty National Bank, will be merged with and into United Community Bank with United Community Bank as the surviving entity.

  Registration of United Common Stock

        As a condition to the merger, United agreed to register with the Securities and Exchange Commission the shares of United common stock to be exchanged for shares of Liberty common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger. However, such registration will not cover resales of United common stock by any former holders of Liberty common stock and United is under no obligation to maintain the effectiveness of such registration statement, or to prepare and file any post-effective amendments to such registration statement, after the issuance of such shares in connection with the closing of the merger.

  Termination and Conditions of Closing

        The merger agreement may be terminated at any time either before or after approval of the merger agreement by the shareholders of Liberty, but not later than the effective date of the merger:

  •
  by either party, if a material adverse change in the financial condition or business of the other party has occurred, which change would reasonably be expected to have a material adverse effect on the market price of such party's common stock; or if material loss or damage to the other party's properties or assets has occurred, which change, loss or damage materially affects or impairs such party's ability to conduct its business;

  •
  by either party, if the other party has not substantially complied with, or substantially performed, the terms, covenants or conditions of the merger agreement, and such non-compliance has not otherwise been waived;

  •
  by either party, in the event of a material breach by the other party of any covenant, agreement or obligation contained in the merger agreement which breach cannot be cured or which has not been cured within 40 days after the giving of written notice of the breach;

  •
  by either party, if the terminating party learns of any facts or conditions not disclosed by the other party in the merger agreement or financial statements, or by United if it learns of any facts or conditions not disclosed by Liberty in its disclosure memorandum, which facts or conditions were required to be disclosed, and which materially and adversely affects the non-terminating party;

  •
  by either party, if any action, suit or proceeding is instituted or threatened against either party seeking to restrain, prohibit or obtain substantial damages in respect of the merger agreement or the consummation of the merger, which, in the good faith opinion of the terminating party makes consummation of the merger inadvisable;

  •
  by either party, if the merger has not occurred on or before February 28, 2005;

  •
  by United, if the holders of more than 5% of the outstanding shares of Liberty common stock elect to exercise statutory dissenters' rights; or

  •
  by either party, if Liberty's shareholders do not approve the merger agreement.

        Liberty must pay to United a termination fee of $1.2 million, if, while a competing offer for Liberty by a party other than United is outstanding or has been accepted by Liberty:

  •
  either party terminates the agreement because the Liberty shareholders did not approve the merger,

  •
  Liberty terminates the agreement other than pursuant to one of the first five grounds for termination listed above; or

  •
  United terminates the agreement pursuant to either the second, third or fourth grounds for termination listed above.

        The following are some of the required conditions of closing:

  •
  the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

  •
  the performance of all agreements and the satisfaction of all conditions required by the merger agreement;

  •
  the delivery of officers' certificates, secretary's certificates, and legal opinions to Liberty and United by the other;

  •
  approval of the merger by at least a majority of the shares held by Liberty shareholders;

  •
  approvals of governmental authorities, and the expiration of any regulatory waiting periods;

  •
  effectiveness of the registration statement of United relating to the shares of United common stock to be issued to Liberty shareholders in the merger, of which this document forms a part;

  •
  the receipt by United of a letter from Porter Keadle Moore, LLP with respect to Liberty's unaudited financial statements for 2004;

  •
  the receipt by Liberty of the opinion of Kilpatrick Stockton, LLP as to certain federal income tax consequences of the merger to Liberty and Liberty's shareholders;

  •
  the execution of a settlement of the employment agreements by and between Liberty, Liberty National Bank and William L. Daniel and William R. Walker II and by and between United and William L. Daniel and William R. Walker II;

  •
  the maintenance by Liberty of its loan loss reserve below the ratio of the loan loss reserve to total loans outstanding at June 30, 2004; and

  •
  the issuance of certificate of merger by the Secretary of State of the State of Georgia.

  Surrender of Certificates and Election of Consideration

        After the effective date of the merger, each holder of Liberty common stock (as of that date) will be required to deliver the certificates representing such holder's shares of Liberty common stock to United's exchange agent, SunTrust Bank, in order to receive payment of the consideration from United in connection with the merger. Upon delivery of his, her or its shares, each holder must indicate on the enclosed election form his, her or its preference as to the proportion of United common stock and/or cash he, she or it wishes to receive by                         , 2004. If no election is made by                        , 2004, or if holders elect that more than 15% of the issued and outstanding shares of Liberty stock at closing be exchanged for cash, each holder so electing will receive cash for a reduced number of shares so that the total number of shares of Liberty stock exchanged for cash does not exceed 15% of its issued and outstanding shares, based on the ratio of shares elected to be exchanged for cash by that shareholder to the total number of shares elected to be exchanged for cash by all Liberty shareholders.

        After delivering his, her, or its shares of Liberty common stock, the holder will receive a stock certificate for 0.9415 shares of United common stock, or a cash payment of $21.6538, without interest, or any combination of 0.9415 shares of United common stock and $21.6538 in cash per share of Liberty common stock that such holder owned on the effective date of the merger (provided that no more than 15% of the issued and outstanding shares of Liberty stock at closing may be exchanged for cash). In lieu of a fractional share, a cash payment, without interest, will be paid in an amount equal to that fraction multiplied by $23.00 per share.

        Until a holder delivers his, her or its shares of Liberty common stock to United, he or she will not receive payment of any dividends or other distributions on shares of United common stock into which his, her, or its shares of Liberty common stock have been converted, if any, and will not receive any notices sent by United to its shareholders with respect to, or to vote, those shares. After delivering the shares to United, the holder will then be entitled to receive any dividends or other distributions, without interest, which become payable after the merger and prior to the holder's delivery of the certificates to United.

Required Shareholder Approval

        The holders of a majority of the outstanding shares of Liberty common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

        As of September    , 2004, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of Liberty consisted of 1,598,399 shares of Liberty common stock, with each registered holder of Liberty common stock being entitled to one vote per share. All of the directors and executive officers of Liberty have entered into agreements with United to vote their shares of Liberty common stock in favor of the merger. There are 462,385 shares of Liberty common stock beneficially owned by Liberty's directors and executive officers, which is approximately 27.8% of the outstanding shares of Liberty common stock.

Expenses

        All expenses incurred by United in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing these materials and all regulatory applications with state and federal authorities will be paid by United. All expenses incurred by Liberty in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants for Liberty will be paid by Liberty. The cost of reproducing and mailing these materials will be shared by the parties, with each party paying fifty percent.

Conduct of Business of United and Liberty Pending Closing

        The merger agreement provides that, pending consummation of the merger, Liberty will, except with the written consent of United:

  •
  operate its business in the ordinary course, without the creation of any indebtedness for borrowed money other than ordinary and customary accounts and credit arrangements;

  •
  maintain its properties and assets in good operating condition, ordinary wear and tear excepted;

  •
  maintain and keep in full force and effect all required insurance;

  •
  preserve its capital structure and make no change in its authorized or issued capital stock or other securities, and grant no right or option to purchase or otherwise acquire any of its capital stock or securities;

  •
  not declare or make any dividend, distribution or payment in respect of its common stock;

  •
  make no amendment to its articles of incorporation or bylaws, and preserve its corporate existence and powers;

  •
  acquire no business, corporation, partnership, association or other entity or division thereof, and no assets which are material, in the aggregate, to it;

  •
  not sell, mortgage, lease, buy or otherwise acquire or dispose of any real property or interest therein, or any tangible or intangible asset (other than in the ordinary course of business);

  •
  make no change in its banking and safe deposit arrangements;

  •
  not enter into or renew any material contracts;

  •
  maintain all books and records in the usual, regular and ordinary course;

  •
  file all reports required to be filed with any regulatory or governmental agencies, and deliver copies of such reports to United promptly after they are filed; and

  •
  adopt no new severance plan and grant no severance or termination payments to any officer, director or employee, other than in accordance with existing agreements or the agreements that are conditions to the closing of the merger.

        In addition, the merger agreement provides that Liberty will promptly advise United, orally and in writing, of any change or event having, or which the Liberty management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Liberty.

        The merger agreement also provides that, pending consummation of the merger, United will not declare or pay any dividends other than quarterly cash dividends not to exceed $0.06 per share or stock dividends.

Interests of Directors and Officers of Liberty in the Merger

        Except as set forth below, no director or officer of Liberty, or any of their associates, has any direct or indirect material interest in the merger, except that those persons may own shares of Liberty common stock which will be converted in the merger into United common stock and cash. United and Liberty do not anticipate that the merger will result in any material change in compensation to employees of Liberty other than as set forth below.

        As a condition to closing the merger, William L. Daniel, President and Chief Executive Officer of Liberty, will terminate his employment agreement with Liberty for a payment of $300,000, as required by such agreement upon a change in control, plus an additional $50,000. Mr. Daniel will continue as President of the community bank made up of the former Liberty National Bank branches pursuant to an employment agreement between United and Mr. Daniel.

        As a condition to closing the merger, William R. Walker II, Senior Vice President and Senior Lending Officer of Liberty, will terminate his employment agreement with Liberty for a payment of $25,000. Mr. Walker will continue as Senior Lending Officer of the community bank made up of the former Liberty National Bank branches pursuant to an employment agreement between United and Mr. Walker.

        United will generally indemnify and provide liability insurance to the present directors and officers of Liberty. United will continue to pay a monthly fee of $900 to the chairman and $700 to the other directors of Liberty to serve as advisory board members for United Community Bank.

        The directors and executive officers of Liberty beneficially own 395,000, or 24.7% of the 1,598,399 shares of common stock outstanding and are entitled to vote on the merger. All of the directors and executive officers of Liberty have agreed to vote their shares in favor of the merger.

        In connection with the merger, United has agreed to provide to officers and employees of Liberty who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.

        In connection with the merger, United has agreed to assume Liberty's stock option plan and the outstanding options to acquire Liberty common stock under the plan.

Comparison of the Rights of Liberty and United Shareholders

        Following the merger you will no longer be a Liberty shareholder and, if you receive shares of United following the merger, your rights as a shareholder will no longer be governed by Liberty's articles of incorporation and bylaws. You will be a United shareholder and your rights as a United shareholder will be governed by United's articles of incorporation and bylaws. Your former rights as a Liberty shareholder and your new rights as a United shareholder are different in certain ways, including the following:

  Composition of the Board of Directors

        The bylaws of Liberty provide that its board of directors will consist of no fewer than three and no more than 24 members. The bylaws of United provide that its board of directors will consist of at least seven members.

        Liberty's articles of incorporation divide the members of its board of directors into three different classes, with the classes serving staggered three-year terms. United's articles of incorporation and bylaws do not divide the members of its board of directors into classes. Instead, all members of United's board of directors serve one-year terms.

  Removal of Directors

        The articles of incorporation of Liberty provide that directors may be removed with or without cause upon the affirmative vote of the holders of 75% of the issued and outstanding shares entitled to vote on the removal.

        The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.

  Approval of Interested Business Transactions

        The articles of incorporation of Liberty provide that a merger; consolidation; sale, lease or disposition of all or any substantial part of the assets of Liberty; or issuance of Liberty securities or other property with or to any holder of 5% or more of the issued and outstanding shares of Liberty must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Liberty and, unless the terms of the transaction meet specific price criteria and other tests that are intended to assure that all shareholders receive a fair price and equivalent consideration for their shares, the separate affirmative vote of the holders of at least a majority of the outstanding shares of common stock, excluding those shares held by such shareholder. A liquidation of Liberty also requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock.

        The articles of incorporation of United provide that in order to engage in, with any holder of 10% or more of the issued and outstanding shares of United, a merger, consolidation, sale or transfer or disposition of all or substantially all of the assets of United, sale of $1 million or more in securities, a plan of liquidation, or any transaction that would increase the percentage ownership of such shareholder, such transaction must be approved by either a resolution adopted by at least three-fourths of the directors then in office, or the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of United and the separate affirmative vote of at least 75% of the outstanding shares of common stock, excluding those shares held by such shareholder.

  Amendments to Articles of Incorporation and Bylaws

        The articles of incorporation of Liberty provide that the affirmative vote of the holders of 75% of the issued and outstanding shares of common stock of Liberty is required to amend the articles related to the composition of the board of directors, removal of directors, supermajority approval of interested business transactions and disinterested shareholder approval of interested business transactions. The Georgia Business Corporation Code provides that a corporation's articles of incorporation may be amended by the directors to make certain amendments related to deleting the name or address of the initial incorporators, the directors, the registered agent or office, or the principal office; effect certain stock split transactions; to extend the duration if the corporation was incorporated at a time when limited duration was required, or to change par value. All other amendments to the articles of incorporation require the approval of a majority of the shareholders under Georgia law.

        The bylaws of Liberty provide that an amendment to any bylaw provisions limiting the power of the board of directors or relating to the classified board composition may only be amended by a majority vote of the shareholders. The bylaws provide that any changes to the quorum or voting requirements of shareholders cannot be changed by the board of directors, and that any changes to the quorum or voting requirements of the board may only be amended by a majority vote of the shareholders or a majority vote of the full board of directors. With respect to the remainder of Liberty's bylaws, the affirmative vote of a majority of the members of the board of directors or the holders of a majority of the shares issued and outstanding is required to make an amendment.

        The articles of incorporation of United provide that its articles of incorporation, or the bylaws of United, may be amended only by the affirmative vote of holders of two-thirds of the shares of United capital stock then issued and outstanding and entitled to vote. An increase in the number of authorized shares requires a majority vote.

Dividends

        United has declared cash dividends of $.18 per share in 2004 (through the third quarter) and declared aggregate cash dividends of $.20 per share in 2003 and $.167 per share in 2002. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United's board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks. The ability of its subsidiaries to pay dividends to United is restricted by certain regulatory requirements. United is prohibited under the merger agreement from paying cash dividends prior to the closing of the transaction in excess of $0.06 per quarter without the prior written consent of Liberty.

        Liberty has never declared any dividends on its common stock. Liberty is prohibited under the merger agreement from paying cash dividends prior to the closing of the transaction without the prior written consent of United.

        Whether Liberty shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policies of United and Liberty will depend upon each company's respective earnings, financial condition, applicable legal restrictions, and other factors relevant at the time the respective boards of directors consider whether to declare dividends.

Accounting Treatment

        The merger will be accounted for as a purchase for financial reporting and accounting purposes. After the merger, the results of operations of Liberty will be included in the consolidated financial statements of United. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of Liberty acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles.

Resales of United Common Stock by Directors, Executive Officers and Shareholders of Liberty

        Although United, through these materials, will register the United common stock to be issued in the merger under the Securities Act of 1933, the former directors, executive officers, and 10% or greater shareholders of Liberty and certain other affiliates of United (as defined in Rule 405 of the Securities Act) may not resell the United common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act of 1933, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of United common stock or other equity securities of United that those persons may sell during any three-month period, and require that certain current public information with respect to United be available and that the United common stock be sold in a broker's transaction or directly to a market maker in United common stock.

Regulatory Approvals

        The Board of Governors of the Federal Reserve System will be required to approve the merger. In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.

        The Georgia Department of Banking and Finance must also approve the merger. The Department of Banking and Finance's review of the application will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Liberty. Further, no shareholder should construe an approval of the application by the Department of Banking and

Finance to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

Rights of Dissenting Shareholders

        Liberty is a corporation organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia. Georgia law confers rights upon shareholders of corporations organized under Georgia law to, in certain circumstances, demand payment for the fair value of all or a portion of their shares, and it establishes procedures for the exercise of those rights. These shareholder rights are referred to within this document as "dissenters' rights".

        In general, if the merger is completed, under Article 13 of the Georgia Business Corporation Code, a Liberty shareholder who dissents from the merger, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder's shares of Liberty common stock.

        For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the Georgia Business Corporation Code, Georgia law provides that the fair value of a dissenting Liberty shareholder's common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

        A dissenting shareholder of Liberty must exercise his or her dissenters' rights with respect to all of the shares he or she owns of record, other than those shares registered in the dissenting shareholder's name but beneficially owned by another person. If a dissenting shareholder of Liberty has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters' rights for less than all of the shares registered in his or her name, but only if he or she notifies Liberty in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.

        A Liberty shareholder who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of Liberty common stock in accordance with the requirements of the Georgia Business Corporation Code must:

  •
  deliver to Liberty, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares registered in his or her name if the merger is completed; and

  •
  not vote the shares registered in his or her name in favor of the merger agreement.

        Any filing of a written notice of intent to dissent with respect to the merger should be sent to: C. Dean Alford, Secretary, Liberty National Bancshares, Inc., 1000 Georgia Highway 138, Conyers, Georgia 30013. A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the Georgia Business Corporation Code. A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of applicable conditions listed above.

        Within ten days after the vote of Liberty shareholders is taken at the special meeting, Liberty will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters' notice that:

  •
  states where the dissenting shareholder is to send his, her, or its payment demand, and where and when the certificates for the dissenting shareholder's shares, if any, are to be deposited;

  •
  informs holders of uncertificated shares of Liberty common stock as to what extent transfer of the shares will be restricted after the payment demand is received;

  •
  sets a date by which Liberty must receive the dissenting shareholder's payment demand; and

  •
  is accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

        Following receipt of the dissenters' notice from Liberty, each dissenting Liberty shareholder must deposit his or her Liberty share certificates and demand payment from Liberty in accordance with the terms of the dissenters' notice. A dissenting shareholder who does not deposit his or her share certificate and demand payment from Liberty by the date set forth in the dissenters' notice will forfeit his or her right to payment under Article 13 of the Georgia Business Corporation Code.

        Within ten days after the later of the date that the vote of Liberty shareholders is taken at the special meeting, or the date on which Liberty receives a payment demand, Liberty will send a written offer to each shareholder who complied with the provisions set forth in the dissenters' notice to pay each such shareholder an amount that Liberty estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

  •
  Liberty's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  •
  an explanation of how any interest was calculated;

  •
  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and

  •
  a copy of Article 13 of the Georgia Business Corporation Code.

        If the dissenting shareholder chooses to accept Liberty's offer of payment, he, she or it must do so by written notice to Liberty within 30 days after receipt of Liberty's offer of payment. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. Liberty must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his, her, or its shares of Liberty common stock.

        If within 30 days after Liberty offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his, her, or its shares and interest due thereon and demands payment of his, her, or its own estimate of the fair value of the shares and interest due thereon, then Liberty, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Rockdale County, Georgia, requesting that the fair value of those shares be determined. Liberty must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Liberty does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

        Liberty urges its shareholders to read all of the dissenter's rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix B to these materials and which are also incorporated by reference.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

        Liberty has received an opinion from Kilpatrick Stockton, LLP to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

  •
  the merger and the issuance of shares of United common stock in connection therewith, as described in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

  •
  no gain or loss will be recognized by holders of Liberty common stock upon the exchange of such stock for United common stock as a result of the merger;

  •
  gain or loss will be recognized pursuant to Section 302 of the Internal Revenue Code of 1986, as amended, by holders of Liberty common stock upon their receipt of cash for their shares of Liberty common stock, including cash (1) in lieu of fractional shares of United common stock, and (2) upon their exercise of dissenters' rights;

  •
  no gain or loss will be recognized by Liberty as a result of the merger;

  •
  the aggregate tax basis of United common stock received by shareholders of Liberty pursuant to the merger will be the same as the tax basis of the shares of Liberty common stock exchanged therefor, (1) decreased by any portion of such tax basis allocated to fractional shares of United common stock that are treated as redeemed by United, (2) decreased by the amount of cash received by a shareholder in the merger (other than cash received with respect to fractional shares), and (3) increased by the amount of gain recognized by a shareholder in the merger (other than gain recognized with respect to fractional shares); and

  •
  the holding period of the shares of United common stock received by the shareholders of Liberty will include the holding period of the shares of Liberty common stock exchanged therefor, provided that the common stock of Liberty is held as a capital asset on the date of the consummation of the merger.

        No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

        The foregoing tax opinion and the preceding discussion relate to the material federal income tax consequences of the merger to Liberty shareholders generally. You are advised to consult your own tax advisors as to any state, local, or other tax consequences of the merger.

Opinion of Liberty's Financial Advisor

        Liberty retained Burke Capital Group, L.L.C. to act as its financial advisor in connection with a possible business combination. Burke Capital Group is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Burke Capital Group is regularly engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other corporate transactions.

        Burke Capital Group acted as financial advisor to Liberty in connection with the proposed merger with United and participated in certain of the negotiations leading to the merger agreement. In connection with Burke Capital Group's engagement, Liberty asked Burke Capital Group to evaluate the fairness of the merger consideration to Liberty's stockholders from a financial point of view. At the August 24, 2004 meeting of the Liberty board to evaluate the merger, Burke Capital Group delivered to the board its oral opinion. The Liberty board voted to approve the merger and subsequently executed the merger agreement on August 24, 2004. On August 24, 2004, the date of the merger agreement, Burke Capital Group delivered its written opinion to the Liberty board that, as of August 24, 2004, and based upon and subject to various matters set forth in its opinion, the merger consideration was fair to Liberty's stockholders from a financial point of view.

        The full text of Burke Capital Group's written opinion is attached as Appendix C to these materials. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Burke Capital Group in rendering its opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

        Burke Capital Group's opinion speaks only as of the date of the opinion. The opinion was directed to the Liberty board and relates only to the fairness of the merger consideration to Liberty shareholders from a financial point of view. It does not address the underlying business decision of Liberty to engage in the merger or any other aspect of the merger and is not a recommendation to any Liberty shareholder as to how such shareholder should vote at the shareholder meeting with respect to the merger, or any other matter.

        In connection with rendering its August 24, 2004 opinion, Burke Capital Group reviewed and considered, among other things:

  •
  The merger agreement and certain of the schedules thereto.

  •
  Certain publicly available financial statements and other historical financial information of Liberty that it deemed relevant.

  •
  Certain publicly available financial statements and other historical financial information of United that it deemed relevant.

  •
  Projected earnings estimates for Liberty for the years ending December 31, 2004 through 2007 prepared by and reviewed with senior management of Liberty, and the views of senior management regarding Liberty's business, financial condition, results of operations and future prospects.

  •
  The pro forma financial impact of the merger on United's ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of Liberty and Burke Capital Group.

  •
  The financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available.

  •
  Burke Capital Group performed a discounted cash flow analysis of Liberty's common stock and compared the merger consideration to the imputed values yielded by this analysis.

  •
  The current market environment generally and the banking environment in particular.

  •
  Such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

        Liberty's board of directors did not limit the investigations made or the procedures followed by Burke Capital Group in giving its opinion.

        In performing its reviews and analyses and in rendering its opinion, Burke Capital Group assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Liberty and United that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Burke Capital Group was not asked to and did not independently verify the accuracy or completeness of such information and it did not assume responsibility or liability for the accuracy or completeness of any such information. Burke Capital Group did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Liberty or United or any of their respective subsidiaries, or the ability to collect any such assets, nor was it furnished with any such evaluations or appraisals. Burke Capital Group is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Liberty or United, nor did it review any individual credit files relating to Liberty or United. With Liberty's consent, Burke Capital Group assumed that the respective allowances for loan losses for both Liberty and United were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Burke Capital Group did not conduct any physical inspection of the properties or facilities of Liberty or United. Burke Capital Group is not an accounting firm and it relied on the reports of the independent accountants of Liberty and the directors of United for the accuracy and completeness of the financial statements furnished to it.

        Burke Capital Group's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Burke Capital Group assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Burke Capital Group also assumed that there has been no material change in Liberty's and United's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Liberty and United will remain as going concerns for all periods relevant to its analyses.

        In rendering its August 24, 2004 opinion, Burke Capital Group performed a variety of financial analyses. The following is a summary of the material analyses performed by Burke Capital Group, but is not a complete description of all the analyses underlying Burke Capital Group's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Burke Capital Group believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Burke Capital Group's comparative analyses described below is identical to Liberty or United and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Liberty or United and the companies to which they are being compared.

        The earnings projections used and relied upon by Burke Capital Group in its analyses were based upon internal projections of Liberty. With respect to all such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Liberty's management confirmed to Burke Capital Group that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Liberty and Burke Capital Group assumed for purposes of its analyses that such performance would be achieved. Burke Capital Group expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Burke Capital Group by

Liberty were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Burke Capital Group in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Burke Capital Group also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Liberty, United and Burke Capital Group. The analyses performed by Burke Capital Group are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Burke Capital Group prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Liberty board at the August 24, 2004 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Burke Capital Group's analyses do not necessarily reflect the value of Liberty's common stock or United's common stock or the prices at which Liberty's or United's common stock may be sold at any time.

  Summary of Proposed Merger

        Burke Capital Group reviewed the financial terms of the proposed transaction whereby the holders of Liberty stock shall be entitled to elect to receive, in exchange for their shares of Liberty stock, .9415 shares of United Stock, $21.65 in cash or a combination thereof, provided, however, that no more than 15% of the issued and outstanding shares of Liberty Stock may be exchanged for cash. Based upon the terms of the merger agreement and United's closing stock price on August 24, 2004 of $23.55, and assuming each Liberty shareholder elects 85% United stock and 15% cash, Burke Capital Group calculated a transaction value of $36,821,500 or $22.09 per Liberty share as of August 24, 2004. Utilizing Liberty's June 30, 2004 unaudited financial information, Burke Capital Group calculated the following ratios:

Deal Value Considerations:		Deal Multiples:
Offer Price/Common Share	$22.09	Transaction Value/LTM Net Income	21.63	x
Aggregate Value For Common Shares	$35,307,693	Transaction Value/Book Value	3.01	x
Aggregate Value for Outstanding Options	$1,513,807	Transaction Value/Tangible Book Value	3.01	x

Total Transaction Value	$36,821,500	Core Deposit Premium	21.5%

*
Deal multiples based on June 30, 2004 unaudited financial results.

        Burke Capital Group calculated 1,666,930 fully diluted shares of Liberty common stock outstanding, which was determined using the treasury stock method at the offer price per share. The fully diluted share count is based upon Liberty's 1,598,399 outstanding common shares and 97,534 outstanding options to purchase common shares at a weighted average strike price of $6.57.

  Comparable Company Analysis

        Burke Capital Group used publicly available information to compare selected financial information for Liberty and a group of selected financial institutions. The group consisted of Liberty and 11 bank holding companies, which we refer to as the Liberty Peer Group. The Liberty Peer Group consisted of selected Georgia banks established between 1995 and 2000 with assets between $150 million and $500 million. The Liberty Peer Group was comprised of the following institutions:

Bank Holding Company	City	Bank Holding Company	City
Buckhead Community Bank, NA	Atlanta	Rivoli Bank & Trust Company	Macon
Community Financial Holding Company, Inc.	Duluth	Southern Community Bank	Fayetteville
GBC Bancorp Inc.	Lawrenceville	Southern National Bank	Marietta
Georgia-Carolina Bancshares, Inc.	Augusta	Thomasville Bancshares, Inc.	Thomasville
Gwinnett Commercial Group, LLC	Lawrenceville	Unity National Bank	Cartersville
PB Financial Services Corporation	Duluth

        The analysis calculated the median performance of the Liberty Peer Group, based upon the latest publicly available financial data, to Liberty's June 30, 2004 unaudited financial results. The table below sets forth the comparative data.

	Revenues		Earnings				Capital Implications		Asset Quality
	Net Interest Margin	Noninterest Income/ Average Assets	Efficiency	ROAA	ROAE	Pre-Provision, Pre-Tax Margin	Equity/ Assets	Asset Utilization	NPA's/Total Assets
Peer Group
Median	3.97%	0.63%	60.83%	1.04%	11.78%	1.95%	8.47%	93.64%	0.28%
Liberty	4.02%	1.11%	61.48%	1.04%	14.95%	2.01%	6.82%	91.23%	0.00%

        Liberty's performance compares favorably to that of the selected peer group.

  Analysis Of Selected Merger Transactions

        Burke Capital Group compared selected pricing multiples and ratios implied by the merger consideration to corresponding merger and acquisition pricing multiples and ratios observed in transactions Burke Capital Group deemed relevant to the merger. Burke Capital Group reviewed all U.S. bank and thrift merger and acquisition transactions since January 1, 2003 in which the seller had assets between $150 and $500 million and earned at least 1.00% on average assets. Burke Capital Group's review showed that the merger consideration represented multiples of earnings and book value above the corresponding mean and median values for the selected U.S. merger and acquisition transactions.

        In order to address the specific valuation considerations within the Southeastern market that Liberty serves, Burke Capital Group selected a group of comparable Southeastern merger and acquisition transactions and compared the pricing multiples to the multiples implied by the merger consideration. Specifically, Burke Capital Group selected bank and thrift merger and acquisition transactions according to the following criteria:

  •
  Merger and acquisition transactions announced after January 1, 2003.

  •
  Seller located in the Southeast (AL, AR, FL, GA, MS, NC, SC, TN, VA).

  •
  Seller assets between $150 million and $500 million.

  •
  Seller return on average assets greater than 1.00%.

        Burke Capital Group selected 12 transactions fitting the criteria listed above as being comparable to the proposed merger. The 12 comparable transactions selected included the following:

Buyer	State	Seller	State
Arvest Bank Group, Inc.	AR	Mountain Bancshares, Inc.	AR
BancTrust Financial Group Inc.	AL	CommerceSouth Inc.	AL
Capital City Bank Group Inc.	FL	Farmers & Merchants Bank	GA
Colonial BancGroup, Inc.	AL	Sarasota Bancorp.	FL
First Community Corp.	SC	DutchFork Bancshares Inc.	SC
FNB Corp.	VA	Bedford Bancshares Inc.	VA
Home Bancshares Inc.	AR	Community Financial Group Inc.	AR
Southern Community Financial	NC	Community Bank	NC
Synovus Financial Corp.	GA	Peoples Florida Banking Corp.	FL
Synovus Financial Corp.	GA	Trust One Bank	TN
Union Bankshares Corp.	VA	Guaranty Financial Corp.	VA
Whitney Holding Corp.	LA	Madison Bancshares, Inc.	FL

        Burke Capital Group reviewed the multiples of transaction value at announcement to last twelve months' earnings, transaction value to book value, transaction value to tangible book value, and book premium to core deposits and computed high, low, mean, median, and quartile multiples and premiums for the transactions. These multiples and premiums were applied to Liberty's financial information as of and for the period ended June 30, 2004 and were used to impute a transaction price. As illustrated in the following table, Burke Capital Group derived an imputed range of values per share of Liberty's common stock of $19.89 to $23.87 based upon the median and mean multiples of the selected Southeastern transactions. The transaction value per share of the merger as calculated by Burke Capital Group on August 24, 2004 was $22.09.

	Median Multiple		Implied Value/Share	Mean Multiple		Implied Value/Share	United's Offer Price for Liberty
Transaction Value/LTM E.P.S.	22.43	x	$23.29	22.99	x	$23.85	21.63	x
Transaction Value/Book Value	2.66	x	$19.89	2.78	x	$20.79	3.01	x
Transaction Value/Tangible Book Value	2.71	x	$20.29	2.79	x	$20.89	3.01	x
Book Premium/Core Deposits	21.15%		$22.22	23.6%		$23.87	21.51%

	Median Value		$21.26			$22.37
							$22.09
	Mean Value		$21.42			$22.35
	Implied Range		$19.89	<=>		$23.87

        The analysis showed that the merger consideration represented multiples of earnings and book value that were in line with the corresponding mean and median values for the comparable transactions. The merger consideration per share of $22.09 is within the range of values imputed by the mean and median multiples of the comparable transactions.

  Discounted Earnings Stream and Terminal Value Analysis

        Burke Capital Group performed a discounted earnings analysis with regard to Liberty's future change in control value. For its analysis, Burke Capital Group relied on the three-year financial projections developed by Liberty's management. Burke Capital Group calculated a terminal change in control value for Liberty based on multiples of trailing earnings and book value derived from southeastern acquisitions since January 1, 2000, in which sellers had assets between $100 million and $300 million and were profitable. The future earnings stream and calculated terminal change in control value was discounted to the present time period using a range of discount rates. Burke Capital Group utilized a range of discount rates of 16.0% to 18.0%. The results of this analysis are summarized in the following table.

				Discount Rates
		Change in Control Multiple(1)	Multiple Weighting
	Metric			16.0%	17.0%		18.0%
Mean	Book Value	2.26x	50.0%	$14,784	$14,363		$13,958
	LTM Earnings	23.36x	50.0%	$23,803	$23,173		$22,566

				$38,587	$37,536		$36,523

Median	Book Value	2.12x	50.0%	$13,868	$13,473		$13,093
	LTM Earnings	21.71x	50.0%	$22,315	$21,727		$21,161

				$36,183	$35,201		$34,254

Implied Value					$34,254	<=>	$38,587
Implied Value/Share					$20.58	<=>	$23.13
UCBI Merger						$22.09

(1)
Southeastern transactions of profitable banks ($100m to $300m assets) since January 2000.

        The analysis resulted in a range of present values of $20.58 per share to $23.13 per share for Liberty. The transaction value per share of the merger as calculated by Burke Capital Group was $22.09. As indicated above, this analysis was based on estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Burke Capital Group noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

        Based upon the forgoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Burke Capital Group determined that the transaction consideration was fair from a financial point of view to Liberty shareholders.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.

General

        Financial and other information about United is set forth in United's Form 10-K for the year ended December 31, 2003 (which incorporates certain portions of United's Proxy Statement for its 2004 annual meeting) and Form 10-Q for the quarter ended June 30, 2004, both of which are incorporated herein by reference.

Securities

        The authorized capital stock of United currently consists of 100,000,000 shares of common stock, $1.00 par value per share and 10,000,000 shares of preferred stock, $1.00 par value per share. As of September 21, 2004, 36,254,652 shares of common stock were issued and outstanding, exclusive of 366,112 shares held as treasury shares, 372,000 shares reserved for issuance upon the conversion of subordinated debt and 2,170,898 shares of common stock reserved for issuance upon the exercise of outstanding options. At that date, United had 44,800 shares of Series A Non-Cumulative Preferred Stock issued and outstanding.

  Common Stock

        All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. Subject to the right of holders of United's Series A Non-Cumulative Preferred Stock to receive dividends, all shares of United common stock are entitled to share equally in any dividends that United's board of directors may declare on United common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of United's board of directors. Upon liquidation, holders of United common stock are entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of United, and after all distributions payments are made to holders of United's Series A Non-Cumulative Preferred Stock, all assets of United available for distribution, in cash or in kind.

        The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.

  Preferred Stock

        United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United's board of directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by United shareholders. The issuance of any preferred stock that has conversion rights might have the effect of diluting the interests of United's other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

        United's board of directors designated 287,411 of the 10,000,000 authorized shares of preferred stock as "Series A Non-Cumulative Preferred Stock", of which 44,800 shares remain outstanding. The Series A stock has a stated value of $10.00 per share, and holders of Series A stock are entitled to a preferential annual dividend of 6%, payable quarterly on each January 1, April 1, July 1 and October 1. The declaration of dividends with respect to the Series A stock is within the discretion of United's board of directors.

        In addition, holders of the Series A stock are entitled to receive, on a pro rata basis, distributions upon liquidation prior to any payment by United to the holders of its common stock, in an amount equal to the stated value per share of the Series A stock, plus any accrued but unpaid dividends. The Series A stock has no voting rights, except as required under the Georgia Business Corporation Code, and is not convertible into shares of common stock or other securities of United. United may, at its option, redeem all or part of the Series A stock outstanding by paying cash for such shares in an amount equal to the stated value per share, plus any accrued but unpaid dividends.

  6.75% Subordinated Notes due 2012

        United has outstanding $31.5 million aggregate principal amount of 6.75% Subordinated Notes, due 2012. Interest is payable semi-annually in arrears in cash on June 15 and December 15 of each year. The notes may not be redeemed prior to their maturity. No sinking fund is provided for the notes. The notes are general unsecured obligations of United, subordinated to all existing and future secured and senior indebtedness, and payment of principal of the notes may be accelerated only in the case of bankruptcy, insolvency, receivership, conservatorship or reorganization of United or one of United's bank subsidiaries.

  Subordinated Step-up Notes due 2015

        United has outstanding $35 million aggregate principal amount of Subordinated Step-up Notes due 2015. The notes bear interest at a fixed rate of 6.25% through September 30, 2010, and at a fixed rate of 7.5% thereafter until maturity or earlier redemption. Interest is payable semi-annually in arrears in cash on March 31 and September 30 of each year. The notes are callable at par on September 30, 2010, and September 30 of each year thereafter with maturity until September 30, 2015. The notes are general unsecured obligations of United, subordinated to all existing and future secured and senior indebtedness, and payment of principal of the notes may be accelerated only in the case of bankruptcy, insolvency, receivership, conservatorship or reorganization of United or one of United's bank subsidiaries.

  Convertible Subordinated Debentures

        Debentures in the principal amount of $3.1 million that are due on December 31, 2006, were outstanding as of June 30, 2004. These debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in The Wall Street Journal, payable on April 1, July 1, October 1, and January 1 of each year to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date. Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. Interest on the debentures is payable, at the option of the board of directors of United, in cash or in additional debentures with the same terms as the outstanding debentures.

        The debentures may be redeemed, in whole or in part, from time to time on or after January 1, 1999, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holder of any debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert those debentures at the principal amount thereof into shares of United common stock at the conversion price of $8.33 per share, subject to adjustment for stock splits and stock dividends. The debentures are unsecured obligations of United and are subordinate in right of payment to all obligations of United to its other creditors, except obligations ranking on a parity with or junior to the debentures. The debentures were not issued pursuant to an indenture, and no trustee acts on behalf of debenture holders.

  Trust Preferred Securities

        United has four wholly owned statutory trusts, which issued guaranteed preferred interests in United's junior subordinated deferrable interest debentures. The debentures represent the sole asset of the trusts. These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of the trusts are owned by United. United has entered into contractual arrangements which, taken collectively, fully and unconditionally, guarantee payment of: (1) accrued and unpaid distributions required to be paid on the securities; (2) the redemption price with respect to any securities called for redemption by the respective trust; and (3) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the respective trust. The following is a description of each trust preferred security.

  10.60% Trust Preferred Securities

        In September 2000, United formed a wholly owned Connecticut statutory business trust, United Community Statutory Trust I ("United Statutory Trust"), which issued $5 million of guaranteed preferred beneficial interests in United's junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Statutory Trust to purchase $5.2 million of junior subordinated debentures of United, which carry a fixed interest rate of 10.60%. The securities accrue and pay distributions semiannually at a fixed rate of 10.60% per annum of the stated liquidation value of $1,000 per capital security and are mandatorily redeemable upon maturity of the debentures on September 7, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Statutory Trust in whole or in part, on or after September 7, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 5.3% in 2010 to .53% beginning in 2019.

  11.295% Trust Preferred Securities

        In July 2000, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust II ("United Trust II"), which issued $10 million of guaranteed preferred beneficial interests in United's junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Trust II to purchase $10.3 million of junior subordinated debentures of United, which carry a fixed rate of 11.295%. The securities accrue and pay distributions at a fixed rate of 11.295% per annum of the stated liquidation value of $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on July 19, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust II in whole or in part, on or after July 19, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 2.824% in 2010 to .565% beginning in 2019.

  8.125% Trust Preferred Securities

        In July 1998, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust ("United Trust"), which issued $21 million of guaranteed preferred beneficial interests in United's junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by United Trust to purchase $21.7 million of junior subordinated debentures of United that carry a fixed interest rate of 8.125%. The securities accrue and pay distributions semiannually at a fixed rate of 8.125% per annum of the stated liquidation value of $1,000 per capital security. The securities are mandatorily redeemable upon maturity of the debentures on July 15, 2028, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust: (1) in whole or in part, on or after July 15, 2008, and (2) in whole (but not in part) at any time within 90 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the indenture). As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 4.06% in 2008 to .41% in 2017.

  Floating Rate Trust Preferred Securities

        In June 2004, United acquired Fairbanco Holding Company, Inc. and its wholly owned Delaware statutory business trust, Fairbanco Capital Trust I ("Fairbanco Trust"), which issued $5 million of guaranteed preferred beneficial interests in Fairbanco's junior subordinated deferrable interest debentures. The proceeds from the issuance of the securities were used by Fairbanco Trust to purchase $5.2 million of junior subordinated debentures of Fairbanco that bear interest at the rate of 3.65% per annum over the three-day London Interbank Offered Rate, as calculated quarterly pursuant to the indenture. The securities accrue and pay distributions quarterly at the then applicable interest rate. The securities mature on July 30, 2032 unless the maturity date is accelerated pursuant to the indenture after June 30, 2007. United has the right to redeem the debentures purchased by Fairbanco Trust: (1) in whole or in part, on or after June 30, 2007 at par, and (2) in whole (but not in part) at any time before June 30, 2007 within 60 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the indenture) at a premium of 3.00%. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will include any accrued but unpaid interest.

  Transfer Agent and Registrar

        The Transfer Agent and Registrar for United's common stock and the debentures is SunTrust Bank, P.O. Box 4625, Suite 225-A, 58 Edgewood Avenue, Atlanta, Georgia 30302.

Certain Provisions of United's Articles of Incorporation and Bylaws Regarding Change of Control

  Ability to Consider Other Constituencies

        United's articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders. This provision permits United's board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

  Amendments to Articles of Incorporation and Bylaws

        United's articles of incorporation specifically provide that neither the articles of incorporation nor the bylaws of United may be amended without the affirmative vote the holders of two-thirds of the shares issued and outstanding and entitled to vote thereon, except for provisions relating to increasing the number of authorized shares of common and preferred stock of United. This provision could allow the holders of 33.4% of the outstanding capital stock of United to exercise an effective veto over a proposed amendment to the articles or bylaws, despite the fact that the holders of 66.6% of the shares favor the proposal. This provision protects, among other things, the defensive measures included in United's articles of incorporation and bylaws by making more difficult future amendments to the articles of incorporation and bylaws that could result in the deletion or revision of such defensive measures.

  Supermajority Approval of Interested Business Combinations

        United's articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all directors of United then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of United's common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder. This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United's stock followed by a forced merger. This provision may also enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of United's common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination. Additionally, in some circumstances, United's board of directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over the affairs of United and their present positions with United.

  Removal of Directors

        United's articles of incorporation provide that a member of United's board of directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of capital stock of United entitled to vote thereon. This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the board of directors. However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

Recent Developments of United

        On August 2, 2004, United entered into an agreement to acquire Eagle National Bank, Stockbridge, Georgia for $12.5 million in shares of United common stock and cash. The transaction is expected to close in the fourth quarter of 2004.

INFORMATION ABOUT LIBERTY NATIONAL BANCSHARES, INC.

        Liberty was incorporated under the laws of the State of Georgia in 1997. The primary activity of Liberty is to own and operate Liberty National Bank.

        At June 30, 2004, Liberty had total assets of approximately $179 million, total loans of approximately $141 million, total deposits of approximately $161 million, and total shareholders' equity of approximately $12 million.

        Financial and other information relating to Liberty is set forth in Liberty's Form 10-KSB for the year ended December 31, 2003 (which incorporates certain portions of Liberty's Proxy Statement for its 2004 annual meeting) and Form 10-QSB for the quarter ended June 30, 2004, both of which are incorporated herein by reference. A copy of Liberty's latest 10-KSB and 10-QSB accompany these materials.

LEGAL MATTERS

        Kilpatrick Stockton, LLP, counsel to United, has provided an opinion as to the legality of the United common stock to be issued in connection with the merger and the income tax consequences of the merger. As of the date of these materials, members of Kilpatrick Stockton participating in this matter own an aggregate of 21,336 shares of United common stock.

EXPERTS

        The audited consolidated financial statements of United and its subsidiaries incorporated by reference in these materials and elsewhere in the registration statement have been audited by Porter Keadle Moore, LLP, independent public accountants, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited consolidated financial statements of Liberty and subsidiary incorporated by reference in these materials and elsewhere in the registration statement have been audited by Porter Keadle Moore, LLP, independent public accounts, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

        Management of Liberty knows of no other matters which may be brought before the special shareholders' meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

        United and Liberty are subject to the information requirements of the Securities Exchange Act of 1934, which means that they are required to file certain reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

        United has filed a registration statement on Form S-4 to register the United common stock to be issued to you in the merger. These materials are a part of that registration statement and constitutes a prospectus of United in addition to being a proxy statement of Liberty for the special meeting of Liberty shareholders to be held on October     , 2004, as described herein. As allowed by SEC rules, these materials do not contain all of the information you can find in the registration statement or the exhibits to the registration statement. These materials summarize some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This document incorporates important business and financial information about United which is not included in or delivered with these materials. The following documents previously filed by United under the Securities Exchange Act of 1934 are incorporated herein by reference:

  •
  United's Form 10-K for the fiscal year ended December 31, 2003 (which incorporates certain portions of United's Proxy Statement for its 2004 Annual Meeting);

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  All other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2003 and prior to the date the merger is completed; and

  •
  All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the merger is completed.

        The following documents previously filed by Liberty under the Exchange Act are incorporated herein by reference:

  •
  Liberty's 10-KSB for the fiscal year ended December 31, 2003 (which incorporates certain portions of Liberty's Proxy Statement for the 2004 Annual Meeting);

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  All other reports filed by Liberty pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2003 and prior to the date the merger is completed; and

  •
  All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the merger is completed.

        Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference. You may obtain documents incorporated by reference by requesting them in writing or by telephone from Rex S. Schuette, Chief Financial Officer, United Community Banks, Inc., at P.O. Box 398, 63 Highway 515, Blairsville, Georgia 30512, telephone number (706) 745-2151. If you would like to request documents, please do so by October     , 2004 to receive them before the special shareholders meeting.

        A copy of Liberty's Form 10-KSB for the fiscal year ended December 31, 2003 and its Form 10-QSB for the quarter ended June 30, 2004 accompany these materials.

        All information concerning United and its subsidiaries has been furnished by United, and all information concerning Liberty and its subsidiary has been furnished by Liberty. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the merger. No person has been authorized to provide you with information that is different from that contained in these materials.

        These materials are dated September    , 2004. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of United common stock in the merger shall create any implication to the contrary.

        These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or Liberty since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        These materials (and other documents to which it refers) contain forward-looking statements regarding United and Liberty, including, without limitation, statements relating to United's and Liberty's expectations with respect to revenue, credit losses, levels of nonperforming assets, expenses, earnings and other measures of financial performance. Words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets" or similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of United's and Liberty's management, and on information currently available to those members of management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements include information concerning possible or assumed future results of operations of United after the proposed merger. Forward-looking statements involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

  •
  economic conditions (both generally, and more specifically in the markets where United and Liberty operate);

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  competition from other companies that provide financial services similar to those offered by United and Liberty;

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  government regulation and legislation;

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  changes in interest rates;

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  unexpected changes in the financial stability and liquidity of United's and Liberty's credit customers;

  •
  combining the businesses of United and Liberty may cost more or take longer than expected;

  •
  integrating the businesses and technologies of United and Liberty may be more difficult than expected;

  •
  retaining key personnel of United and Liberty may be more difficult than expected;

  •
  revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected;

  •
  expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected; and

  •
  technological changes may increase competitive pressures and increase costs.

        We believe these forward-looking statements are reasonable, but we caution that the foregoing list of factors is not exclusive and that you should not place undue reliance on these forward-looking statements, because the future results and shareholder values of United following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in these materials.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 24th day of August, 2004, by and between LIBERTY NATIONAL BANCSHARES, INC., a Georgia business corporation (hereinafter "Liberty" and, unless the context otherwise requires, the term "Liberty" shall include Liberty and its wholly-owned subsidiary, LIBERTY NATIONAL BANK, a bank chartered under the laws of the United States ("Bank"), and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter "United").

        WHEREAS, the respective boards of directors of Liberty and United deem it advisable and in the best interests of each such entity and their respective shareholders that Liberty merge with United (the "Merger"), with United being the surviving corporation and with the issued and outstanding shares of common stock, $0.50 par value per share, of Liberty ("Liberty Stock") and the outstanding options to acquire Liberty Stock (the "Liberty Stock Options"), being converted into the right to receive shares of common stock, $1.00 par value per share, of United ("United Stock") and cash, as elected by the shareholders of Liberty up to a maximum amount of cash, all upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the "Merger Agreement"); and

        WHEREAS, the respective boards of directors of Liberty and United deem it advisable and in the best interests of each such entity and their respective shareholders that Bank merge with United's Georgia banking subsidiary, United Community Bank ("UCB Georgia"), with UCB Georgia being the surviving bank (the "Bank Merger"), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit B and incorporated herein by reference (the "Bank Merger Agreement"); and

        WHEREAS, the boards of directors of the respective entities believe that the merger of Liberty and United and their subsidiary banks and the operating effectiveness and synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and each of the banks;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CLOSING

        The transactions contemplated herein shall be consummated (the "Closing") at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the "Closing Date"), or at such other time and place as may be mutually satisfactory to the parties hereto.

ARTICLE II

MERGER

        Pursuant to the terms and conditions provided herein, on the Closing Date Liberty shall be merged with and into United in accordance with and in the manner set forth in the Merger Agreement, and Bank shall be merged with and into UCB Georgia in accordance with and in the manner set forth in the Bank Merger Agreement. The surviving corporation following the Merger will operate under the articles of incorporation of United. Upon the terms and conditions of this Agreement and the Merger

Agreement, United shall make available on or before the Effective Date (as defined in the Merger Agreement) for delivery to the holders of Liberty Stock: (a) the number of shares of United Stock to be issued upon conversion of the shares of Liberty Stock for stock elections, as provided in the Merger Agreement; and (b) sufficient funds to make cash election payments and payments in lieu of the issuance of fractional shares, as provided in the Merger Agreement. If any Liberty Stock certificate shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash election payment, require the owner of such lost, stolen or destroyed Liberty Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such Liberty Stock certificate.

ARTICLE III

OTHER AGREEMENTS

        3.1    Registration and Listing of United Stock.    (a) United agrees to file with the Securities and Exchange Commission (the "SEC") as soon as reasonably practicable a registration statement (the "United Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of Liberty pursuant to this Agreement and the Merger Agreement and to use its reasonable best efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date. United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger. Liberty agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of Liberty, together with the audited financial statements of Liberty, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement. The United Registration Statement shall not cover resales of United Stock by any of the shareholders of Liberty, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

        (b)   United agrees to list on the Nasdaq National Market, by the Closing Date, the shares of United Stock to be issued to the shareholders of Liberty pursuant to this Agreement and the Merger Agreement.

        3.2    Meeting of Liberty Shareholders.    Liberty shall call a special meeting of its shareholders (the "Special Meeting") to be held not more than thirty (30) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval. In connection with the Special Meeting, United and Liberty shall prepare and submit to the Liberty shareholders a notice of meeting, proxy statement and proxy (the "Liberty Proxy Materials"), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

        3.3    Absence of Brokers.    Except for Burke Capital Group, which has provided financial advisory services to Liberty, each party hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

        3.4    Access to Properties, Books, Etc.    Each party hereto shall allow the other party and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the respective properties, books, contracts, commitments and records of such party and its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Each party shall cause its and its subsidiaries' personnel, employees and other representatives to assist the other party in making any such investigation. During such investigation, the investigating party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

        3.5    Confidentiality.    Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential. Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party's affiliates, except that the obligations contained in this Section 3.5 shall not in any way restrict the rights of any party or person to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 3.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.5, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.5.

        3.6    Full Cooperation.    The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

        3.7    Expenses.    All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, (the "United Expenses") shall be paid by United. All expenses incurred by Liberty in connection with the authorization, preparation, execution and performance of this Agreement, the Merger Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants (the "Liberty Expenses"), shall be paid by Liberty. The cost of reproducing and mailing the Liberty Proxy Materials shall be shared by the parties, with each party paying fifty percent (50%).

        3.8    Preservation of Goodwill.    Each party hereto shall use its best efforts to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

        3.9    Approvals and Consents.    Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary's officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

        3.10    Agreement by Liberty Executive Officers and Directors.    Each of the directors and executive officers of Liberty will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit C, pursuant to which each of them agrees: (a) to recommend, subject to any applicable fiduciary duty, to Liberty shareholders approval of the Merger; (b) to vote the capital stock of Liberty owned or controlled by them in favor of the Merger; and (c) to transfer or assign shares of United Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either.

        3.11    Press Releases.    Prior to the Effective Date, United and Liberty shall each approve the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 3.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law.

        3.12    Employee Benefits and Contracts.    Following the Effective Date, United shall provide generally to officers and employees of Liberty who continue employment with United employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by United to its other similarly situated officers and employees. Subject to applicable legal requirements, United will take action to enable the employees of Liberty to transfer through a rollover contribution their proceeds from the Liberty 401(k) plan into a separate third party individual retirement account, provided that the Liberty Board of Directors must adopt resolutions to terminate the Liberty 401(k) plan prior to the Closing Date. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such employee benefits by United to the former officers and employees of Liberty who continue employment with United, service with Liberty prior to the Effective Date shall be counted. If, during the calendar year in which falls the Effective Date, United shall terminate any "group health plan", within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more Liberty employees participated immediately prior to the Effective Date (a "Liberty Plan"), United shall cause any successor group health plan to waive any pre-existing condition limitations to the same extent they are waived for United employees, give credit for such calendar year for any such Liberty employee's participation in the Liberty Plan prior to the Effective Date for purposes of applying any such pre-existing condition limitations set forth therein, and give credit for such calendar year covered expenses paid by any such Liberty employee under a Liberty Plan prior to the Effective Date towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. United also shall be considered a successor employer for and shall provide to "qualified beneficiaries", determined immediately prior to the Effective Date, under any Liberty Plan appropriate "continuation coverage" (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Date under either the Liberty Plan or any successor group health plan maintained by United.

        3.13    Directors and Officers Insurance Coverage.    Prior to Closing, Liberty shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by Liberty to provide for continued coverage of such insurance for a period of six years from the Effective Time, unless United's directors' and officers' liability insurance policy provides for equivalent coverage.

        3.14    Dividends.    From the date hereof through the Effective Time, United shall not declare or pay any dividends other than quarterly cash dividends not to exceed $0.06 per share or stock dividends.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LIBERTY

        As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, Liberty represents, warrants, covenants and agrees as follows. For purposes of this Article IV, "knowledge of Liberty" shall mean the actual knowledge of any of the officers of Liberty.

        4.1    Liberty Disclosure Memorandum.    Liberty has delivered to United a memorandum (the "Liberty Disclosure Memorandum") containing certain information regarding Liberty as indicated at various places in this Agreement. All information set forth in the Liberty Disclosure Memorandum or in documents incorporated by reference in the Liberty Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Liberty under this Article IV. The information contained in the Liberty Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable. All information in each of the documents and other writings furnished to United pursuant to this Agreement or the Liberty Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. Liberty shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the Liberty Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.

        4.2    Corporate and Financial.

          4.2.1    Corporate Status.    Liberty is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries other than Bank. Bank is a national bank duly organized, validly existing, and in good standing under the laws of the United States and has no direct or indirect subsidiaries. Liberty and Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

          4.2.2    Authority.    Except as set forth in the Liberty Disclosure Memorandum and subject to the required regulatory approvals and notice filing, as stated in Section 4.6.2 and the approval of Liberty shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

            (a)   violate any provision of federal or state law applicable to Liberty, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Liberty;

            (b)   violate any provision of the charter documents or bylaws of Liberty;

            (c)   conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Liberty is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Liberty; or

            (d)   constitute a violation of any order, judgment or decree to which Liberty is a party, or by which Liberty or any of its assets or properties are bound.

  Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of Liberty, and is enforceable in accordance with its terms, except as limited by laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

          4.2.3    Capital Structure.    (a) As of the date of this Agreement, Liberty has authorized capital stock consisting solely of 10,000,000 shares of Liberty Stock, of which 1,598,399 shares are issued and outstanding as of the date hereof, exclusive of 97,534 shares reserved for issuance upon exercise of Liberty Stock Options. Bank has authorized capital stock consisting solely of 10,000,000 shares of common stock, par value $5.00 per share ("Bank Stock"), all of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Liberty Stock and Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of Liberty Stock or Bank Stock previously issued. None of the shares of Liberty Stock or Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders. All of the issued and outstanding shares of Bank Stock are owned by Liberty.

            (b)   Except for the Liberty Stock Options and as otherwise described in the Liberty Disclosure Memorandum, Liberty does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of Liberty, or any other securities or debt, of Liberty, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Except as otherwise described in the Liberty Disclosure Memorandum, Liberty is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

            (c)   There is no agreement, arrangement or understanding to which Liberty is a party restricting or otherwise relating to the transfer of any shares of capital stock of Liberty.

            (d)   All shares of common stock or other capital stock, or any other securities or debt, of Liberty, which have been purchased or redeemed by Liberty have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Liberty.

            (e)   To the knowledge of Liberty, no person beneficially owns greater than 5% of the issued and outstanding shares of Liberty Stock.

          4.2.4    Corporate Records.    The stock records and minute books of Liberty, whether heretofore or hereafter furnished or made available to United by Liberty, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Liberty; (c) correctly show all corporate action taken by the directors and shareholders of Liberty (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective charter documents and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

          4.2.5    Tax Returns; Taxes.    (a) Liberty has duly filed: (i) all required federal and state tax returns and reports; and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect materially and adversely its business or operations. Such returns or reports were true, complete and correct, and Liberty has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports. All unpaid federal, state and local taxes and other governmental charges payable by Liberty have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Adequate reserves for the payment of taxes have been established on the books of Liberty for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, Liberty shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Liberty has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of Liberty, there is no threatened claim against Liberty or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the Liberty Financial Statements (as defined in Section 4.2.6) or disclosed in the notes thereto. There are no waivers or agreements by Liberty for the extension of time for the assessment of any taxes. The federal income tax returns of Liberty have not been examined by the Internal Revenue Service for any period since December 31, 1998 and no tax return is currently the subject of an audit.

            (b)   Except as set forth in the Liberty Disclosure Memorandum, proper and accurate amounts have been withheld by Liberty from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by Liberty for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

          4.2.6    Financial Statements.    (a) Liberty has delivered to United true, correct and complete copies, including notes, of the financial statements of Liberty for the years ended December 31, 2003, 2002 and 2001, and the financial statements of Liberty for the six (6) month period ended June 30, 2004, including consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders' equity (the financial statements for the years ended December 31, 2003, 2002 and 2001 and the financial statements for the six (6) month period ended June 30, 2004 being herein referred to as the "Liberty Financial Statements"). All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except, in the case of unaudited interim financial statements, as may be permitted by Form 10-QSB), and present fairly the assets, liabilities and financial condition of Liberty as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

            (b)   Liberty has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          4.2.7    Regulatory Reports.    Liberty has made available to United for review and inspection the year-end and quarterly Reports of Condition and Income filed by Liberty with the Office of the Comptroller of the Currency (the "OCC") and the Forms F.R. Y-6 and F.R. Y-9C filed by Liberty with the Board of Governors of the Federal Reserve System (the "Federal Reserve") for each of the three (3) years ended December 31, 2003, 2002, and 2001 and quarters ended March 31, 2004 and June 30, 2004, together with all such other reports filed for the same three-year period with the Georgia Department of Banking and Finance (the "Georgia Department") and other applicable regulatory agencies (collectively, the "Liberty Reports"). All of the Liberty Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

          4.2.8    Accounts.    The Liberty Disclosure Memorandum contains a list of each and every bank and other institution in which Liberty maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

          4.2.9    Notes and Obligations.    (a) Except as set forth in the Liberty Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by Liberty or due to it shown in the Liberty Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. All such notes and obligations were entered into by Liberty in the ordinary course of its business and in compliance with all applicable laws and regulations.

            (b)   Liberty has established a loss reserve in the Liberty Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover losses reasonably anticipated to result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of Liberty to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve.

          4.2.10    Liabilities.    Liberty has no debt, liability or obligation of any kind required to be shown pursuant to generally accepted accounting principles on the consolidated balance sheet of Liberty, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by Liberty or any other entity covering employees of Liberty; or (d) environmental liabilities, except: (i) those reflected in the Liberty Financial Statements; and (ii) as disclosed in the Liberty Disclosure Memorandum.

          4.2.11    Absence of Changes.    Except as specifically provided for in this Agreement or specifically set forth in the Liberty Disclosure Memorandum, since June 30, 2004:

            (a)   there has been no change in the business, assets, liabilities, results of operations or financial condition of Liberty, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which could reasonably be expected to have, a material adverse effect on such businesses or properties;

            (b)   there has been no material damage, destruction or loss to the assets, properties or business of Liberty, whether or not covered by insurance, which has had, or which may reasonably be expected to have, an adverse effect thereon;

            (c)   the business of Liberty has been operated in the ordinary course, and not otherwise;

            (d)   the properties and assets of Liberty used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

            (e)   the books, accounts and records of Liberty have been maintained in the usual, regular and ordinary manner;

            (f)    there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Liberty;

            (g)   there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by Liberty to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of Liberty earning less than $35,000 per annum ("general increase" for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

            (h)   there has been no change in the charter or bylaws of Liberty or Bank;

            (i)    there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Liberty, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Liberty, or affecting its operations;

            (j)    there has been no issuance, sale, repurchase, acquisition, or redemption by Liberty of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

            (k)   there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security) any asset or assets of Liberty or assumed by it with respect to any asset or assets;

            (l)    there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Liberty which would be required to be reflected on a balance sheet of Liberty prepared as of the date hereof in accordance with generally accepted accounting principles applied on a consistent basis, except as incurred in the ordinary course of business;

            (m)  no obligation or liability of Liberty has been discharged or satisfied, other than in the ordinary course of business;

            (n)   there have been no sales, transfers or other dispositions of any asset or assets of Liberty, other than sales in the ordinary course of business; and

            (o)   there has been no amendment, termination or waiver of any right of Liberty under any contract or agreement or governmental license, permit or permission which has had, or could reasonably be expected to have, an adverse effect on its business or properties.

          4.2.12    Litigation and Proceedings.    Except as set forth on the Liberty Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Liberty, threatened against, by or affecting Liberty, or any officer, director, employee or agent in such person's capacity as an officer, director, employee or agent of Liberty or relating to the business or affairs of Liberty, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Liberty have, to the knowledge of Liberty, any unasserted contingent liabilities which are reasonably likely to have an adverse effect on its assets or on the operation of its businesses or which could reasonably be expected to prevent or impede the consummation of the transactions contemplated by this Agreement.

          4.2.13    Proxy Materials.    Neither the Liberty Proxy Materials nor other materials furnished by Liberty to the Liberty shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of Liberty Stock and through the acquisition of shares of Liberty Stock by United pursuant to the Merger, contain with respect to Liberty any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.2.14    Disclosure Reports.    Liberty has a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and has delivered to United copies of:

            (a)   its Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 (and those portions of its 2003 Annual Report to Shareholders incorporated therein by reference);

            (b)   the Proxy Statement for its 2004 Annual Meeting of Shareholders;

            (c)   its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004; and

            (d)   its Current Reports on Form 8-K filed on January 23, 2004, April 28, 2004 and July 28, 2004.

  The report, proxy statement and quarterly reports noted above include all of the annual and periodic reports and proxy statements required to be filed by Liberty with the SEC since December 31, 2003, and are herein collectively referred to as the "Liberty SEC Reports". The Liberty SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of Liberty in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the Liberty SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements contained in the Liberty SEC Reports have been prepared in accordance with applicable SEC requirements and present fairly the financial condition of Liberty as of the dates thereof and the results of operations for the periods covered thereby.

          4.2.15    No Material Adverse Change.    Since December 31, 2003, there has not been any change in the condition of Liberty, any contracts entered into by Liberty, or other changes in the operations of Liberty which, in any case, has had, or is reasonably likely to have, a material adverse effect on Liberty on a consolidated basis taken as a whole.

        4.3    Business Operations.

          4.3.1    Customers.    To the knowledge of Liberty, there are no presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in Liberty's inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the Liberty Disclosure Memorandum.

          4.3.2    Permits; Compliance with Law.    (a) Liberty has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Liberty to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of the executive officers of Liberty, threatened.

            (b)   Liberty has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which could not reasonably be expected to have a material adverse effect on Liberty. The Liberty Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Liberty, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the SEC. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Liberty to conduct its business.

            (c)   Except as set forth in the Liberty Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of Liberty to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor, to the knowledge of Liberty, is any such notice or warning proposed or threatened.

          4.3.3    Environmental.    (a) Except as set forth in the Liberty Disclosure Memorandum:

                (i)  Liberty has not caused or permitted the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material (as defined below) on, in, under or from any properties or facilities currently owned or leased by Liberty or adjacent to any properties so owned or leased;

               (ii)  to the knowledge of Liberty, no claim has been asserted or threatened against Liberty arising from or relating to the environmental condition of any property or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material at any property;

              (iii)  Liberty has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Liberty; and

              (iv)  to the knowledge of Liberty, the improvements on the property are free from the presence or growth of mold, fungi, spores or bacteria that could be reasonably expected to cause property damage or personal injury, and the improvements on the property are, and have been, free of conditions that could lead to the growth or presence of mold, fungi, spores or bacteria, including, without limitation, air conditioner malfunction, water intrusion, water leaks, sewage backflows and construction defects.

            (b)   Neither Liberty nor any of its officers, directors, employees or agents, in the course of such individual's employment by Liberty, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern regarding the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material.

            (c)   To the knowledge of Liberty, except as set forth in the Liberty Disclosure Memorandum, Liberty has not foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

            (d)   Except as set forth in the Liberty Disclosure Memorandum, neither Liberty nor any of its executive officers or directors is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Liberty holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

            (e)   The term "Hazardous Material" means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material's investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of "hazardous substances" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, "hazardous wastes" within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any asbestos containing materials. However, the term "Hazardous Material" shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices) in quantities reasonable in relation to such use and in compliance with applicable law.

          4.3.4    Insurance.    The Liberty Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Liberty or through Liberty for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All material terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in the Liberty Disclosure Memorandum, such policies and bonds provide coverage to insure the properties and businesses of Liberty and the activities of its officers, directors and employees against such risks and in such amounts as are customary. Liberty will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Liberty has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since December 31, 1998 with respect to the business and affairs of Liberty.

        4.4    Properties and Assets.

          4.4.1    Contracts and Commitments.    The Liberty Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with Liberty in the ordinary course of business), to which Liberty is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Each such contract, agreement, guaranty and commitment of Liberty is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Liberty has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been or will be made available to United for examination.

          4.4.2    Licenses; Intellectual Property.    Liberty has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Liberty Disclosure Memorandum, Liberty is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Liberty or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Liberty, are listed in the Liberty Disclosure Memorandum. Liberty has complied with all applicable laws relating to the filing or registration of "fictitious names" or trade names.

          4.4.3    Personal Property.    Liberty has good and marketable title to all of its personalty, tangible and intangible, reflected in the most recent Liberty Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except: (a) those referred to in the notes to the Liberty Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of the executive officers of Liberty, is claimed to exist); (b) those described in the Liberty Disclosure Memorandum; and (c) liens for taxes not due and payable.

          4.4.4    Liberty Leases.    (a) All leases (the "Liberty Leases") pursuant to which Liberty is lessor or lessee of any real or personal property (such property, the "Leased Property") are valid and enforceable in accordance with their terms; there is not under any of the Liberty Leases, to the knowledge of Liberty, any default or any claimed default by Liberty, or event of default or event which with notice or lapse of time, or both, would constitute a default by Liberty and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

            (b)   The copies of the Liberty Leases heretofore or hereafter furnished or made available by Liberty to United are true, correct and complete, and the Liberty Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

            (c)   Except as set forth in the Liberty Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for Liberty to enter into new leases of real property or to renew or amend existing Liberty Leases prior to the Closing Date.

          4.4.5    Real Property.    (a) Liberty does not own any interest in any real property (other than as lessee) except as set forth in the Liberty Disclosure Memorandum (such properties being referred to herein as "Liberty Realty"). Except as disclosed in the Liberty Disclosure Memorandum, Liberty has good title to the Liberty Realty and the titles to the Liberty Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the Liberty Disclosure Memorandum. Liberty has not encumbered the Liberty Realty since the effective dates of the respective title insurance policies.

            (b)   Except as set forth in the Liberty Disclosure Memorandum, the interests of Liberty in the Liberty Realty and in and under each of the Liberty Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of Liberty, threatened action at law or in equity.

            (c)   The present and past use and operations of, and improvements upon, the Liberty Realty and all real properties included in the Leased Properties (the "Liberty Leased Real Properties") are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the Liberty Realty, the Liberty Leased Real Properties or their uses.

            (d)   Except as set forth in the Liberty Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Liberty with respect to any Lease pursuant to which it is lessor or lessee.

            (e)   Liberty is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Liberty Realty or the Liberty Leased Real Properties which may adversely affect the Liberty Realty or the Liberty Leased Real Properties or the current or currently contemplated use thereof.

            (f)    The buildings and structures owned, leased or used by Liberty are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Liberty.

        4.5    Employees and Benefits.

          4.5.1    Directors or Officers of Other Corporations.    Except as set forth in the Liberty Disclosure Memorandum, no director, officer, or employee of Liberty serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of Liberty.

          4.5.2    Employee Benefits.    (a) Except as set forth in the Liberty Disclosure Memorandum, Liberty does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

            (b)   The Liberty Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored by Liberty (collectively, "ERISA Plans"). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, made available to United.

            (c)   Liberty is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA. Liberty does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

            (d)   Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended ("Code"), and the regulations issued under ERISA and the Code. With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of Liberty, threatened involving such ERISA Plan or any of its fiduciaries. With respect to each ERISA Plan, neither Liberty nor any of its directors, officers, employees or agents, nor any "party in interest" or "disqualified person" (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

            (e)   Of the ERISA Plans, the "employee pension benefit plans" within the meaning of Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") are separately identified on the Liberty Disclosure Memorandum. With respect to each Employee Pension Benefit Plan, except as set forth on the Liberty Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made or will be made on a timely basis; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

            (f)    As of the Closing Date, with respect to each ERISA Plan, Liberty will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under generally accepted accounting principles, based on an actuarial valuation satisfactory to the actuaries of Liberty representing a projection of claims expected to be incurred under such ERISA Plan.

            (g)   Except as disclosed on the Liberty Disclosure Memorandum, Liberty does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of Liberty beyond their retirement or other termination of service with Liberty other than: (i) coverage mandated by applicable Law; (ii) benefits under the Employee Pension Benefit Plans; or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

            (h)   Except as set forth in the Liberty Disclosure Memorandum, neither this Agreement nor any transaction contemplated hereby will: (i) entitle any current or former employee, officer or director of Liberty to severance pay, unemployment compensation or any similar or other payment or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

          4.5.3    Labor-Related Matters.    Except as described in the Liberty Disclosure Memorandum, Liberty is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Liberty. Liberty has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Liberty has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. Except as described in the Liberty Disclosure Memorandum, there are no unfair labor practice charges pending or threatened against Liberty, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, Liberty with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by Liberty as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

          4.5.4    Related Party Transactions.    Except for: (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Liberty with other persons who are not affiliated with Liberty, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Liberty at the time such deposits were entered into; and (c) transactions specifically described in the Liberty Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Liberty).

        4.6    Other Matters.

          4.6.1    Regulatory Reports.    Liberty will make available to United for review and inspection all applications, reports or other documents filed by it or Bank for each of its past three (3) full fiscal years with any regulatory or governmental agencies. All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

          4.6.2    Approvals, Consents and Filings.    Except for the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC") and the Georgia Department, the notice filing to be made with the OCC, or as set forth in the Liberty Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Liberty, or any of Liberty's assets.

          4.6.3    Default.    (a) Except for those consents described in or set forth pursuant to Section 4.6.2 above and as described in the Liberty Disclosure Memorandum, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

                (i)  constitutes a breach of or default under any contract or commitment to which Liberty is a party or by which any of Liberty's material properties or assets are bound;

               (ii)  does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Liberty; or

              (iii)  constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Liberty.

            (b)   Liberty is not in violation of its charter documents or bylaws or in default under any term or provision of any material security deed, mortgage, indenture or security agreement, or of any other material contract or instrument to which Liberty is a party or by which it or any of its material properties is bound.

          4.6.4    Representations and Warranties.    No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of Liberty pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE V

CONDUCT OF BUSINESS OF LIBERTY PENDING CLOSING

        Except as expressly otherwise provided herein or in the Liberty Disclosure Memorandum, Liberty covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

        5.1    Conduct of Business.    Liberty will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

        5.2    Maintenance of Properties.    Liberty will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

        5.3    Insurance.    Liberty will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

        5.4    Capital Structure.    No change will be made in the authorized or issued capital stock or other securities of Liberty (except for the issuance of shares of Liberty Stock upon the exercise of presently outstanding Liberty Stock Options), and Liberty will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Liberty.

        5.5    Dividends.    No dividend, distribution or payment will be declared or made in respect to the Liberty Stock and Liberty will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

        5.6    Amendment of Charter Documents or Bylaws; Corporate Existence.    Liberty will not amend its charter documents or bylaws, and Liberty will maintain its corporate existence and powers.

        5.7    No Acquisitions.    Liberty shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Liberty.

        5.8    No Real Estate Acquisitions on Dispositions.    Liberty will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and Liberty will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

        5.9    Banking Arrangements.    No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

        5.10    Contracts.    Liberty will not, without the express written consent of United, enter into any contract or renew any contract of the kind described in Section 4.4.1 hereof.

        5.11    Books and Records.    The books and records of Liberty will be maintained in the usual, regular and ordinary course.

        5.12    Advice of Changes.    Liberty shall promptly advise United orally and in writing of any change or event having, or which could reasonably be expected to have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Liberty.

        5.13    Reports.    Liberty shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

        5.14    No Severance or Termination Payments.    Liberty shall not grant any severance or termination pay to any director, officer or other employee, or adopt any new severance plan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF UNITED

        As an inducement to Liberty to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

        6.1    Corporate Status.    United is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. United is entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

        6.2    Authority.    Subject to the required regulatory approvals and notice filing, as stated in Section 4.6.2, and the approval of Liberty shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

          (a)   violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

          (b)   violate any provision of the articles of incorporation or bylaws of United;

          (c)   conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

          (d)   constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

  Assuming this Agreement constitutes the valid and binding obligation of Liberty, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

        6.3    Capital Structure.    (a) As of the date of this Agreement, United has authorized capital stock consisting solely of 100,000,000 shares of common stock, par value $1.00 per share, of which 36,253,892 shares are issued and outstanding as of the date hereof, exclusive of 366,862 shares held as treasury shares, 372,000 shares reserved for issuance upon conversion of United's prime plus one-quarter percent (1/4%) Convertible Subordinated Debentures due December 31, 2006 (the "2006 Debentures") and 2,171,648 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock (the "United Stock Options and Awards") and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which 48,300 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of United Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal or state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of United Stock previously issued. None of the shares of United Stock have been issued in violation of the preemptive or other rights of its shareholders.

          (b)   Except for the 2006 Debentures and the United Stock Options and Awards, United does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into United Stock or Preferred Stock, or any other securities or debt, of United, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. United is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

          (c)   There is no material agreement, arrangement or understanding to which United is a party restricting or otherwise relating to the transfer of any shares of United Stock other than restrictions required by applicable federal and state securities laws.

          (d)   All shares of common stock or other capital stock, or any other securities or debt, of United, which have been purchased or redeemed by United have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of United.

        6.4    Financial Statements.    (a) United has delivered to Liberty true, correct and complete copies of the audited financial statements of United for the years ended December 31, 2003, 2002, and 2001, and unaudited financial statements of United for the six (6) month period ended June 30, 2004, including consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows and (the audited financial statements for the years ended December 31, 2003, 2002 and 2001 and the unaudited financial statements for the six (6) month period ended June 30, 2004 being referred to as the "United Financial Statements"). All of such financial statements have been prepared in accordance with GAAP, and present fairly the assets, liabilities and financial condition of United as of the dates indicated therein and the results of its operations for the respective periods indicated therein.

          (b)   United has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        6.5    Disclosure Reports.    United has a class of securities registered pursuant to Section 12(g) of the 1934 Act, and has delivered to Liberty copies of:

          (a)   its Annual Report on Form 10-K for its fiscal year ended December 31, 2003 (and those portions of its 2003 Annual Report to Shareholders incorporated therein by reference) filed pursuant to Section 13 of the Act;

          (b)   the Proxy Statement for its 2004 Annual Meeting of Shareholders;

          (c)   its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

          (d)   its Current Reports on Form 8-K filed on January 27, 2004, March 15, 2004, April 20, 2004 and July 26, 2004.

The report, proxy statement and quarterly reports noted above include all of the annual and periodic reports and proxy statements required to be filed by United with the SEC since December 31, 2003, and are herein collectively referred to as the "United SEC Reports". The United SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC. As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        6.6    No Material Adverse Change.    Since the date of its latest published financial statements included in the United SEC Reports, there has not been any change in the condition of United or other changes in the operations of United which, in any case, have had, or are reasonably likely to have, a material adverse effect on United on a consolidated basis taken as a whole.

        6.7    Representations and Warranties.    No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement, nor will such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Liberty in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

        6.8    Proxy Materials.    Neither the Liberty Proxy Materials nor other materials furnished by United to the Liberty shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of Liberty Stock and through the acquisition of shares of United Stock by Liberty pursuant to the Merger, contain with respect to United any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF UNITED

        All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

        7.1    Veracity of Representations and Warranties.    The representations and warranties of Liberty contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time, except as a result of changes or events expressly permitted or contemplated herein or where the failure to be so, either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of Liberty on a consolidated basis.

        7.2    Performance of Agreements.    Liberty shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

        7.3    Certificates, Resolutions, Opinion.    Liberty shall have delivered to United:

          (a)   a certificate executed by the President of Liberty, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

          (b)   a certificate executed by the Secretary of Liberty, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of Liberty; (ii) bylaws of Liberty; and (iii) duly adopted resolutions of the Board of Directors and shareholders of Liberty (1) authorizing and approving the execution of this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate action to enable Liberty to comply with the terms hereof and thereof;

          (c)   a certificate executed by the Secretary or equivalent officer of Bank, dated as of the Closing Date, certifying and attesting to the: (i) charter of Bank; (ii) bylaws of Bank; and (iii) duly adopted resolutions of the Board of Directors and sole shareholder of Bank (1) authorizing and approving the execution of the Bank Merger Agreement and the consummation of the transactions contemplated herein and therein, and (2) authorizing all other necessary and proper corporate action to enable Bank to comply with the terms hereof and thereof.

          (d)   certificates of the valid existence of Liberty and Bank under the laws of Georgia and of the United States, respectively, executed by the Secretary of State of Georgia and the OCC, and dated not more than five (5) business days prior to the Closing Date;

          (e)   certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that Liberty has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

          (f)    an opinion of Smith, Gambrell & Russell, LLP, counsel for Liberty, dated the Closing Date, in the form attached hereto as Exhibit D.

        7.4    Shareholder Approval.    The Merger Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of Liberty Stock.

        7.5    Regulatory Approvals.    Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the OCC and the Georgia Department shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

        7.6    Effective Registration Statement.    The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

        7.7    Certificate of Merger.    The Secretary of State of the State of Georgia shall have issued a certificate of merger, with respect to the Merger, in accordance with the provisions of the Georgia Business Corporation Code, and with respect to the Bank Merger, in accordance with the Financial Institution Code of Georgia and the National Bank Act.

        7.8    Accountants' Letter.    United shall have received a letter from Porter Keadle Moore, LLP, dated the Closing Date, to the effect that: At the request of Liberty they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of Liberty, as follows:

          (a)   read the unaudited consolidated balance sheets, consolidated statements of earnings, consolidated statements of cash flows, consolidated statements of comprehensive income and consolidated statements of changes in shareholders' equity, of Liberty from December 31, 2003 through the date of the most recent monthly financial statements available in the ordinary course of business;

          (b)   read the minutes of the meetings of shareholders and Board of Directors of Liberty from December 31, 2003 to said date not more than five (5) business days prior to the Closing Date; and

          (c)   consulted with certain officers and employees of Liberty responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

              (i)  such unaudited financial statements are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the December 31, 2003 Liberty Financial Statements;

             (ii)  as of said date not more than five (5) business days prior to the Closing Date, the shareholders' equity, long-term debt, reserve for possible loan losses and total assets of Liberty, in each case as compared with the amounts shown in the June 30, 2004 Liberty Financial Statements, are not different except as set forth in such letter, or

            (iii)  for the period from December 31, 2003 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of Liberty, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

        7.9    Termination of Employment Agreements.    United shall have received evidence of the buy-out and termination of that certain Employment Agreement, dated May 26, 2004, by and between Liberty, Bank and William L. Daniel and that certain Employment Agreement, dated January 2, 2002, by and between Liberty, Bank and William R. Walker, II, in form and content satisfactory to United.

        7.10    Employment Agreements.    Each of William L. Daniel and William R. Walker, II shall have executed an employment agreement in form and content satisfactory to United and Mr. Daniel and Mr. Walker, respectively.

        7.11    Loss Reserve.    Except as described in the Liberty Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by Liberty, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the balance sheet of Liberty as of June 30, 2004.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF LIBERTY

        All of the obligations of Liberty under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

        8.1    Veracity of Representations and Warranties.    The representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time, except as a result of changes or events expressly permitted or contemplated herein or where the failure to be so, either individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, operations or financial condition of United on a consolidated basis.

        8.2    Performance of Agreements.    United shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

        8.3    Certificates, Resolutions, Opinion.    United shall have delivered to Liberty:

          (a)   a certificate executed by the President or an Executive Vice President of United, dated the Closing Date, certifying in such detail as Liberty may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

          (b)   a certificate executed by the Secretary or an Assistant Secretary of United, dated as of the Closing Date, certifying and attesting to the: (i) articles of incorporation of United; (ii) bylaws of United; and (iii) duly adopted resolutions of the board of directors of United (1) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (2) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

          (c)   a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date;

          (d)   an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit E; and

          (e)   certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that United has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due.

        8.4    Shareholder Approval.    The Merger Agreement shall have been approved by the vote of the holders of at least a majority of the issued and outstanding shares of Liberty Stock.

        8.5    Regulatory Approvals.    Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, including, but not limited to the Federal Reserve, the FDIC, the OCC and the Georgia Department shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

        8.6    Effective Registration Statement.    The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

        8.7    Tax Opinion.    Liberty shall have received from Kilpatrick Stockton LLP its opinion, in form and substance reasonably satisfactory to Liberty, to the effect that:

          (a)   The Merger and the issuance of shares of United Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

          (b)   No gain or loss will be recognized by holders of Liberty Stock upon the exchange of such stock for United Stock as a result of the Merger;

          (c)   Gain or loss will be recognized pursuant to Section 302 of the Code by holders of Liberty Stock upon their receipt of cash, including cash (i) in lieu of fractional shares of United Stock, and (ii) upon their exercise of dissenters' rights;

          (d)   No gain or loss will be recognized by Liberty as a result of the Merger or the Bank Merger;

          (e)   The aggregate tax basis of United Stock received by shareholders of Liberty pursuant to the Merger will be the same as the tax basis of the shares of Liberty Stock exchanged therefor (i) decreased by any portion of such tax basis allocated to fractional shares of United Stock that are treated as redeemed by United, (ii) decreased by the amount of cash received by a Liberty shareholder in the Merger (other than cash received with respect to fractional shares), and (iii) increased by the amount of gain recognized by a Liberty shareholder in the Merger (other than gain recognized with respect to fractional shares); and

          (f)    The holding period of the shares of United Stock received by the shareholders of Liberty will include the holding period of the shares of Liberty Stock exchanged therefor, provided that the stock of Liberty is held as a capital asset on the date of the consummation of the Merger.

        8.8    Certificate of Merger.    The Secretary of State of the State of Georgia shall have issued a certificate of merger, with respect to the Merger, in accordance with the provisions of the Georgia Business Corporation Code, and with respect to the Bank Merger, in accordance with Financial Institution Code of Georgia and the National Bank Act.

ARTICLE IX

WARRANTIES, NOTICES, ETC.

        9.1    Warranties.    All statements contained in any certificate or other instrument delivered by or on behalf of Liberty or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Liberty shall be required to be made, and shall be considered made, on behalf of Liberty and Bank.

        9.2    Survival of Provisions.    All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

          (a)   the opinions of counsel referred to in Sections 7.3(f) and 8.3(d) of this Agreement;

          (b)   any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

          (c)   the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

        9.3    Notices.    All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 9.3 on the date of such facsimile), or five (5) days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient. Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

To Liberty:	Liberty National Bancshares, Inc. 1000 Georgia Highway 138 Conyers, Georgia 30013 Attention: William L. Daniel Facsimile: (770) 785-7107
With copies to:	Smith, Gambrell & Russell, LLP Promenade II, Suite 3100 1230 Peachtree Street Atlanta, Georgia 30309 Attention: Robert C. Schwartz Facsimile: (404) 815-3509
To United:	United Community Banks, Inc. P.O. Box 398 Blairsville, Georgia 30512 Attention: Jimmy C. Tallent President Facsimile: (706) 745-1335
With copies to:	Kilpatrick Stockton LLP Suite 2800 1100 Peachtree Street Atlanta, Georgia 303039-4530 Attention: Richard R. Cheatham Facsimile: (404) 815-6555

        9.4    Entire Agreement.    This Agreement and the Merger Agreement supersede all prior discussions and agreements between Liberty and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between Liberty and United with respect to the transactions contemplated herein and therein.

        9.5    Waiver; Amendment.    Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by Liberty, to waive or extend the time for the fulfillment by Liberty of any or all of Liberty's obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Liberty shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United's obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Liberty under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 7.5 and 8.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

ARTICLE X

TERMINATION

        This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows:

        10.1    Material Adverse Change.

          (a)   By United, if, after the date hereof, a material adverse change in the financial condition or business of Liberty shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of Liberty Stock, or if Liberty shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

          (b)   By Liberty, if, after the date hereof, a material adverse change in the financial condition or business of United shall have occurred which change would reasonably be expected to have a material adverse effect on the market price of United Stock, or if United shall have suffered a material loss or damage to any its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

        10.2    Noncompliance.

          (a)   By United, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by Liberty before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United; or (ii) in the event of a material breach by Liberty of any covenant, agreement, or obligation contained in this Agreement which breach cannot be or has not been cured within 40 days after the giving of written notice to United of such breach.

          (b)   By Liberty, (i) if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Liberty; or (ii) in the event of a material breach by United of any covenant, agreement, or obligation contained in this Agreement which breach cannot be or has not been cured within 40 days after the giving of written notice to Liberty of such breach.

        10.3    Failure to Disclose.

          (a)   By United, if it learns of any fact or condition not disclosed in this Agreement, the Liberty Disclosure Memorandum, or the Liberty Financial Statements, which was required to be disclosed by Liberty pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of Liberty which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

          (b)   By Liberty, if it learns of any fact or condition not disclosed in this Agreement or the United Financial Statements, which was required to be disclosed by United pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of United which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

        10.4    Adverse Proceedings.    By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of the terminating party makes consummation of the transactions herein contemplated inadvisable.

        10.5    Termination Date.    By either party, if the Closing Date shall not have occurred on or before February 28, 2005.

        10.6    Dissenters.    By United, if the holders of more than five percent (5%) of the shares of the outstanding Liberty Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the "fair value" of their shares.

        10.7    Shareholders Vote.    By either party, if the Merger Agreement is not approved by the vote of the holders of Liberty Stock as required by applicable law.

        10.8    Termination Fee.    (a) If, while a Competing Offer (as defined in (b) below) is outstanding or after such an offer has been accepted, (i) either party terminates this Agreement pursuant to Section 10.7, (ii) Liberty terminates this Agreement other than pursuant to Section 10.1(b), 10.2(b), 10.3(b) or 10.4, or (iii) United terminates this agreement pursuant to Section 10.2(a) or 10.3(a), then Liberty shall pay, or cause to be paid to United, at the time of the termination of this Agreement, an amount equal to $1.2 million (the "Termination Fee"), which shall be the sole and exclusive remedy of United for all claims under this Agreement.

          (b)   "Competing Offer" means any inquiry, proposal or offer, whether in writing or otherwise, from anyone other than United to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of Liberty or Bank or 15% or more of any class of equity securities of Liberty or Bank pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either Liberty or Bank, including any single or multi-step transaction or series of related transactions, which is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either Liberty or Bank.

        10.9    Effect of Termination.    Except as set forth in Section 10.8, in the event of the termination of this Agreement pursuant to this Article X, this Agreement shall become void and have no effect, and neither party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Article X and Section 3.5 shall survive any such termination and (ii) such termination shall not relieve any party from liability arising from any willful breach of any provision of this Agreement

ARTICLE XI

COUNTERPARTS, HEADINGS, ETC.

        This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. A pronoun in one gender includes and applies to the other genders as well.

ARTICLE XII

NO THIRD PARTY BENEFICIARY

        No provision of this Agreement shall be deemed to create any third party beneficiary rights in any anyone, including any employee or former employee of Liberty (including any beneficiary or dependent thereof).

ARTICLE XIII

BINDING EFFECT

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

ARTICLE XIV

GOVERNING LAW

        The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, Liberty and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

LIBERTY NATIONAL BANCSHARES, INC.
(CORPORATE SEAL)
ATTEST:
/s/ DEAN ALFORD Secretary	By:	/s/ WILLIAM L. DANIEL William L. Daniel President and Chief Executive Officer
UNITED COMMUNITY BANKS, INC.
(CORPORATE SEAL)
ATTEST:
/s/ LORI MCKAY Assistant Secretary	By:	/s/ THOMAS C. GILLILAND Thomas C. Gilliland Executive Vice President

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

(Merger Agreement)

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 24th day of August, 2004, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation ("United") and LIBERTY NATIONAL BANCSHARES, INC., a Georgia corporation ("Liberty", and together with United, the "Constituent Corporations").

        WHEREAS, the authorized capital stock of United consists of 100,000,000 shares of Common Stock, $1.00 par value per share (the "United Stock"), of which 36,246,392 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, $1.00 par value per share, of which 48,300 shares are issued and outstanding; and

        WHEREAS, the authorized capital stock of Liberty consists of 10,000,000 shares of Common Stock, $0.50 par value per share, of which 1,598,399 shares are issued and outstanding and 97,534 shares are subject to currently outstanding options (the "Liberty Stock"); and

        WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that Liberty merge with and into United, with United being the surviving corporation; and

        WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of Liberty, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of Liberty for their approval; and

        WHEREAS, United has agreed to issue shares of United Stock which shareholders of Liberty will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

        NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.     Merger.

        Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia), Liberty (hereinafter sometimes referred to as the "Merged Corporation") shall be merged with and into United (the "Merger"). United shall be the surviving corporation (the "Surviving Corporation") and shall continue under the name "United Community Banks, Inc." On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

2.     Actions to be Taken.

        The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in said laws, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

3.     Effective Date.

        The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in the Georgia Business Corporation Code (the "Effective Date").

4.     Articles of Incorporation and Bylaws of the Surviving Corporation.

          (a)   The Amended and Restated Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

          (b)   Until altered, amended or repealed, as therein provided, the Amended and Restated Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

5.     Manner and Basis of Converting Shares of Capital Stock; Capital Structure of the Surviving Corporation.

        The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

          (a)   In the Merger, the holders of Liberty Stock shall be entitled to elect to receive, in exchange for their shares of Liberty Stock, shares of United Stock, cash or a combination thereof, in the amounts specified by such holders in accordance with the provisions of Section 5(b) below, and each share of Liberty Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be converted on the Effective Date into fully paid and nonassessable shares of United Stock and/or cash as follows, subject to any adjustments occurring after the date hereof as contemplated by Section 5(d) below:

            (1)   0.9415 shares of United Stock for each outstanding share of Liberty Stock;

            (2)   $21.6538 in cash, without interest, per share of Liberty Stock; or

            (3)   any combination of Section 5(a)(1) and 5(a)(2) above;

  provided, however, that no more than 15% of the issued and outstanding shares of Liberty Stock may be exchanged for cash (the "Maximum Cash Election") and any shares of Liberty Stock elected to be exchanged for cash above the Maximum Cash Election shall be subject to proration as provided in Section 5(b) below.

          (b)   At the same time that the notice of special meeting of Liberty shareholders (the "Special Meeting") is first mailed to Liberty shareholders, a form of election shall also be mailed to each Liberty shareholder (the date of such form of election being referred to herein as the "Mailing Date"). Each Liberty shareholder shall indicate thereon his, her or its preference as to the proportion of United Stock and/or cash which he, she or it desires to receive in exchange for his, her or its Liberty Stock, and shall return the form to the Secretary of Liberty prior to the date of the Special Meeting. If holders of Liberty Stock elect to receive cash for a number of shares of Liberty Stock in excess of the Maximum Cash Election, then the number of shares exchanged for cash by each shareholder so electing will be reduced such that the amount of shares exchanged for cash equals the Maximum Cash Election based on the ratio that the number of shares elected to be exchanged by such shareholder bears to the total number of shares elected to be exchanged for cash by all Liberty shareholders. To the extent a Liberty shareholder does not receive $21.6538 in cash for each share of Liberty Stock such shareholder elected to be exchanged for cash due to the proration provided in this Section 5(b), such shareholder shall be entitled to receive 0.9415 shares of United Stock for each remaining share of Liberty Stock not exchanged for cash.

          (c)   Upon the Effective Date, all rights with respect to Liberty Stock pursuant to stock options (the "Liberty Stock Options") granted by Liberty which are outstanding at the Effective Date, whether or not exercisable, shall be converted into and become rights with respect to United Stock, and United shall assume each Liberty Stock Option in accordance with the terms of the stock option plan and the stock option agreement by which it is evidenced. From and after the Effective Date, (i) each Liberty Stock Option assumed by United may be exercised solely for shares of United Stock, (ii) the number of shares of United Stock subject to such Liberty Stock Option shall be equal to the product of the number of shares of Liberty Stock subject to such Liberty Stock Option immediately prior to the Effective Date multiplied by 0.9415, and (iii) the per share exercise price under each such Liberty Stock Option shall be adjusted by dividing the per share exercise price by 0.9415 and rounding down to the nearest cent, subject to any adjustments occurring after the date hereof as contemplated by Section 5(d) and (e) below.

          (d)   If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of Liberty Stock shall be proportionately adjusted.

          (e)   No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by $23.00.

          (f)    As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of Liberty Stock to be converted as elected by such holder as above provided, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock, and cash, to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each such outstanding certificate which prior to the Effective Date represented Liberty Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted as elected by such holder as above provided, the right to receive cash by such holder as above provided, and the right to receive payment for fractional shares.

          (g)   Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

6.     Termination of Separate Existence.

        Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

7.     Further Assignments.

        If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

8.     Conditions Precedent to Consummation of the Merger.

        This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

          (a)   Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Liberty Stock; and

          (b)   All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the "Acquisition Agreement") of even date herewith by and between Liberty and United to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

9.     Termination.

        This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of the State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

10.   Counterparts; Title; Headings.

        This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

11.   Amendments; Additional Agreements.

        At any time before or after approval and adoption by the shareholders of Liberty, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Liberty Stock shall be converted in the Merger pursuant to Section 5 hereof.

        IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

LIBERTY NATIONAL BANCSHARES, INC.
(CORPORATE SEAL)
ATTEST:	By:	William L. Daniel
Secretary		President and Chief Executive Officer
UNITED COMMUNITY BANKS, INC.
(CORPORATE SEAL)
ATTEST:	By:	Thomas C. Gilliland
Assistant Secretary		Executive Vice President

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

(Bank Merger Agreement)

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 24th day of August 2004, by and between UNITED COMMUNITY BANK, a Georgia bank ("UCB Georgia"), and LIBERTY NATIONAL BANK, a national bank ("Bank", and together with United, the "Constituent Banks").

        WHEREAS, the authorized capital stock of Bank consists of 10,000,000 shares of common stock, $5.00 par value per share, all of which are issued and outstanding (the "Bank Stock"); and

        WHEREAS, the authorized capital stock of UCB Georgia consists of 100,000 shares of common stock, $10.00 par value per share, of which 85,000 shares are issued and outstanding (the "UCB Georgia Stock"); and

        WHEREAS, the respective Boards of Directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that Bank merge with UCB Georgia, with UCB Georgia being the surviving bank; and

        WHEREAS, the respective Boards of Directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of Bank and UCB Georgia for their approval;

        NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.     Merger.

        Pursuant to and with the effects provided in the applicable provisions of Article 2 of the Financial Institution Code of Georgia, Chapter 1 of Title 7 of the Official Code of Georgia (the "Code"), Bank (hereinafter sometimes referred to as the "Merged Bank") shall be merged with and into UCB Georgia (the "Merger"). UCB Georgia shall be the surviving bank (the "Surviving Bank") and shall continue under the name "United Community Bank". On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Bank shall cease and terminate.

2.     Actions to be Taken.

        The acts and things required to be done by the Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.     Effective Date.

        The Merger shall be effective upon the approval of this Agreement by the shareholder of the Merged Bank and the filing of the articles of merger relating hereto in the manner provided in the Code (the "Effective Date").

4.     Articles of Incorporation and Bylaws of the Surviving Bank.

          (a)   The Articles of Incorporation of UCB Georgia, as heretofore amended, as in effect on the Effective Date shall be the Articles of Incorporation of the Surviving Bank.

          (b)   Until altered, amended or repealed, as therein provided, the Bylaws of UCB Georgia as in effect on the Effective Date shall be the Bylaws of the Surviving Bank.

5.     Directors.

        Upon the Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank. If on the Effective Date any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.     Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

          (a)   Upon the Effective Date, each share of Bank Stock outstanding on the Effective Date shall be cancelled.

          (b)   Upon the Effective Date, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Date shall remain outstanding.

7.     Termination of Separate Existence.

        Upon the Effective Date, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Merger.

8.     Further Assignments.

        If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.     Condition Precedent to Consummation of the Merger.

        This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of approval of this Agreement by the affirmative vote of the sole shareholders of each of UCB Georgia and Bank.

10.   Termination.

        This Agreement may be terminated and the Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Merger by the shareholders of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Code.

11.   Counterparts; Title; Headings.

        This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.   Amendments; Additional Agreements.

        At any time before or after approval and adoption by the shareholder of Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Bank Stock shall be converted in the Merger pursuant to Section 6 hereof.

        IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalfs and their respective bank seals to be affixed hereto as of the day and year first above written.

UNITED COMMUNITY BANK
(BANK SEAL)
ATTEST:
	By:	Thomas C. Gilliland
Assistant Secretary		Executive Vice President
LIBERTY NATIONAL BANK
(BANK SEAL)
ATTEST:
	By:	William L. Daniel
Secretary		President and Chief Executive Officer

ATTACHMENT 1

Directors of the Surviving Bank

Billy M. Decker
Dr. G. David Gowder III
Robert L. Head, Jr.
Charles E. Hill
Jack C. Lance, Sr.
W.C. Nelson, Jr.
Paul B. Owenby
Jimmy C. Tallent
Andrew M. Williams III

EXHIBIT C

August 24, 2004

United Community Banks, Inc.
P.O. Box 398
Blairsville, GA 30512

Ladies and Gentlemen:

        In connection with the proposed merger (the "Merger") of Liberty National Bancshares, Inc. ("Liberty") with and into United Community Banks, Inc. ("United"), pursuant to the Agreement and Plan of Reorganization of even date herewith between United and Liberty (the "Acquisition"), the undersigned hereby covenants, represents and warrants as follows:

        1.     Recommendation for Merger and Voting of Liberty Stock. Subject to any applicable fiduciary duty, the undersigned agrees to recommend to all holders of the capital stock of Liberty ("Liberty Stock") that they vote in favor of the Merger. In addition, the undersigned agrees to vote any and all shares of Liberty Stock owned or controlled by him or her in favor of the Merger.

        2.     Compliance with Securities Laws. The undersigned acknowledges that he or she will be subject to the restrictions on resales contained in Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and agrees to sell, transfer or otherwise dispose of any shares of capital stock of United ("United Stock") received by him or her pursuant to the Merger only in compliance with the provisions of such Act and Rule. The undersigned acknowledges that United is not under any obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of United Stock to be received pursuant to the Merger.

        3.     Restrictive Legend. The undersigned agrees that the certificates representing shares of United Stock to be issued to the undersigned pursuant to the Merger will be stamped or otherwise imprinted with a legend in substantially the following form:

  The shares represented by this certificate may not be sold, transferred or otherwise disposed of except in a transaction covered by an effective registration statement under the Securities Act of 1933, as amended, or in accordance with Rule 145 promulgated thereunder, or in accordance with a legal opinion satisfactory to the Company that such sale or transfer is otherwise exempt from the requirements of such Act.

                      Sincerely,

                      [Director, Executive Officer or 5% Shareholder]

EXHIBIT D

        (1)   Liberty was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia. Bank was duly organized as a national bank, and is existing and in good standing, under the laws of the United States.

        (2)   Liberty has the corporate power to execute and deliver the Acquisition Agreement and Merger Agreement to perform its obligations thereunder, to own and use its assets and to conduct its business.

        (3)   Liberty has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by Liberty thereunder, and has duly executed and delivered the Acquisition Agreement and the Merger Agreement.

        (4)   No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for Liberty's execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

        (5)   The Acquisition Agreement and the Merger Agreement are enforceable against Liberty.

        (6)   The authorized capital stock of Liberty consists of 10,000,000 shares of common stock, $0.50 par value per share, with 1,598,399 shares issued and outstanding and 97,534 shares reserved for issuance upon exercise of currently outstanding options. The authorized capital stock of Bank consists of 10,000,000 shares of common stock, $5.00 par value per share, all of which are issued and outstanding. All of the issued and outstanding capital stock of Liberty and Bank has been duly authorized and validly issued and is fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. To such counsel's knowledge, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of such capital stock.

EXHIBIT E

        (1)   United was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

        (2)   United has the corporate power to execute and deliver the Acquisition Agreement and Merger Agreement to perform its obligations thereunder, to own and use its Assets and to conduct its business.

        (3)   United has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by United thereunder, and has duly executed and delivered the Acquisition Agreement and Merger Agreement:

        (4)   No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for United's execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

        (5)   The Acquisition Agreement and the Merger Agreement are enforceable against United.

        (6)   The shares of United Stock to be issued upon consummation of the Merger have been duly authorized and upon issuance as contemplated in the Merger Agreement, will be validly issued, fully paid and non-assessable.

Appendix B

GEORGIA DISSENTERS' RIGHTS STATUTE

14-2-1301. Definitions.

        As used in this article, the term:

        (1)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2)   "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

        (3)   "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (4)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

        (5)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (6)   "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

        (7)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (8)   "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302. Right to dissent.

        (a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1)   Consummation of a plan of merger to which the corporation is a party:

            (A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

                (i)  The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

               (ii)  Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations and relative rights identical to those previously held by each shareholder; and

              (iii)  The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

            (B)  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4)   An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

          (5)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)   A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

        (c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1)   In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11; Ga. L. 2003, p. 897, § 11.)

14-2-1303. Dissent by nominees and beneficial owners.

        A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320. Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

        (b)   If corporate action creating dissenters' rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321. Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)   Must not vote his shares in favor of the proposed action.

        (b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322. Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

        (b)   The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)   Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323. Duty to demand payment.

        (a)   A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

        (b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324. Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325. Offer of payment.

        (a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (b)   The offer of payment must be accompanied by:

          (1)   The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   A statement of the corporation's estimate of the fair value of the shares;

          (3)   An explanation of how the interest was calculated;

          (4)   A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)   A copy of this article.

        (c)   If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326. Failure to take action.

        (a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)   The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

        (c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330. Court action.

        (a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331. Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

        (b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        (c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332. Limitation of actions.

        No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

Appendix C

August 24, 2004

Board of Directors
Liberty National Bancshares, Inc.
1000 Georgia Highway 138
P.O. Box 82030
Conyers, GA 30009

Members of the Board of Directors:

        Liberty National Bancshares, Inc. ("Liberty") and United Community Banks Inc. ("United") have entered into an Agreement and Plan of Merger (the "Agreement"), dated as of the 24th day of August, 2004, whereby Liberty will merge with United (the "Merger"), with United being the surviving corporation and with the issued and outstanding shares of common stock of Liberty ("Liberty Stock") and the outstanding options to acquire Liberty Stock (the "Liberty Stock Options"), being converted into the right to receive shares of common stock of United ("United Stock") and cash, as elected by the shareholders of Liberty, up to a maximum amount of cash. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the Merger consideration that United will render.

        Burke Capital Group, L.L.C. ("BCG") is an investment banking firm which specializes in financial institutions in the United States. Liberty has retained us to render our opinion to its Board of Directors.

        In connection with this opinion, we have reviewed, among other things:

            (i)  the Agreement and certain of the schedules thereto;

           (ii)  certain publicly available financial statements and other historical financial information of Liberty that we deemed relevant;

          (iii)  certain publicly available financial statements and other historical financial information of United that we deemed relevant;

          (iv)  projected earnings budgets and estimates for Liberty, prepared by management of Liberty;

           (v)  the views of senior management of Liberty, based on discussions with members of senior management, regarding Liberty's business, financial condition, results of operations and future prospects;

          (vi)  The pro forma financial impact of the Merger on United's ability to complete a transaction from a regulatory standpoint, based on assumptions determined by senior management of Liberty and BCG;

         (vii)  a comparison of certain financial information for Liberty with similar publicly available information for certain other companies;

        (viii)  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

          (ix)  the current market environment generally and the banking environment in particular; and

           (x)  such other information, financial studies, analyses and investigations, and financial, economic and market criteria as we considered relevant.

C-1

        In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that Liberty and United or their respective representatives provided to us or that was otherwise reviewed. We have further relied on the assurances of management of Liberty and United that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Liberty, United or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Liberty or United, nor have we reviewed any individual credit files relating to Liberty or United. We have assumed, with your consent, that the respective allowances for loan losses for both Liberty and United are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings estimates for Liberty and United and all projections of transaction costs, purchase accounting adjustments and expected cost savings that we reviewed with the management of Liberty, BCG assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Liberty and United and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Liberty's or United's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us, which is June 30, 2004. We have assumed in all respects material to our analysis that Liberty and United will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement and such other related agreements will perform all of the covenants they are required to perform thereunder and that the conditions precedent in the Agreement and such other related agreements are not waived.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which Liberty's common stock may trade at any time.

        We have received a fee for our services as financial advisor to Liberty and for rendering this opinion. BCG has not had an investment banking relationship with United; nor does it have any contractual relationship with United.

        This opinion is directed to the Board of Directors of Liberty and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the amount of the Merger consideration is fair from a financial point of view.

Very Truly Yours,

Burke Capital Group, L.L.C.

C-2

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        United's Articles of Incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

        United's Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney's fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

        In addition, United's Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.

        A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (a) a disinterested majority of the board of directors, (b) United's legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

        As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of United, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United's directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        United's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of August 24, 2004, by and between United and Liberty (incorporated herein by reference to Exhibit 2.1 to Liberty's Current Report on Form 8-K, File No. 0-24113, filed with the Commission on August 26, 2004).
3.1
Restated Articles of Incorporation of United Community Banks, Inc., (incorporated herein by reference to Exhibit 3.1 to United's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 0-21656, filed with the Commission on August 14, 2001).
3.2
Amended and Restated Bylaws of United Community Banks, Inc., dated September 12, 1997 (incorporated herein by reference to Exhibit 3.1 to United's Annual Report on Form 10-K, for the year ended December 31, 1997, File No. 0-21656, filed with the Commission on March 27, 1998).
3.3
Amendment to the Restated Articles of Incorporation of United Community Banks, Inc. (incorporated herein by reference to Exhibit 3.3 to United's Registration Statement on Form S-4, File No. 333-118893, filed with the Commission on September 9, 2004).
4.1
Junior Subordinated Indenture between United Community Banks, Inc. and The Chase Manhattan Bank, as Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.1 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.2
Form of Certificate of Junior Subordinated Debenture (incorporated herein by reference to Exhibit 4.2 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.3
Certificate of Trust of United Community Capital Trust (incorporated herein by reference to Exhibit 4.3 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.4
Amended and Restated Trust Agreement among United Community Banks, Inc., as depositor, The Chase Manhattan Bank, as Property Trustee, and Chase Manhattan Bank Delaware, as Delaware Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.4 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.5
Form of New Capital Security Certificate for United Community Capital Trust (incorporated herein by reference to Exhibit 4.5 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.6
Guarantee Agreement between United Community Banks, Inc., as Guarantor, and The Chase Manhattan Bank, as Guarantee Trustee, dated as of July 20, 1998 (incorporated herein by reference to Exhibit 4.6 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).
4.7
Registration Rights Agreement dated July 20, 1998 among United Community Banks, Inc., United Community Capital Trust and Wheat First Securities, Inc. as Initial Purchaser of 8.125% Junior Subordinated Deferrable Interest Debentures Due July 15, 2028 (incorporated herein by reference to Exhibit 4.7 to United's Registration Statement on Form S-4, File No. 333-64911, filed with the Commission on September 30, 1998).

4.8
Form of Floating Rate Convertible Subordinated Payable In Kind Debenture due December 31, 2006 (incorporated herein by reference to Exhibit 4.2 to United's Registration Statement on Form S-1, File No. 333-20887, filed with the Commission on January 31, 1997).
4.9	See Exhibits 3.1 and 3.2 for provisions of Restated Articles of Incorporation and Amended and Restated By-Laws, which define the rights of the Shareholders.
4.10
Indenture, dated November 26, 2002, by and between United and Marshall & Ilsley Trust Company, N.A., as Trustee (incorporated herein by reference to Exhibit 4.9 to United's Registration Statement on Form S-4/A, File No. 333-103024, filed with the Commission on February 21, 2003).
4.11
Form of 6.75% Subordinated Notes due 2012 (incorporated herein by reference to Exhibit 4.10 to United's Registration Statement on Form S-4/A, File No. 333-103024, filed with the Commission on February 21, 2003).
4.12
Indenture, dated September 24, 2003, by and between United and Marshall & Ilsley Trust Company, N.A. as Trustee (incorporated herein by reference to Exhibit 4.12 to United's Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-21656).
4.13	Form of Subordinated Step-up Notes due 2015 (incorporated herein by reference to Exhibit 4.13 to United's Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-21656).
5	Opinion and Consent of Kilpatrick Stockton, LLP.
8	Opinion and Consent of Kilpatrick Stockton, LLP as to the federal income tax consequences to the merger of United and Liberty.*
23.1	Consent of Porter Keadle Moore, LLP (for United).
23.2	Consent of Porter Keadle Moore, LLP (for Liberty).
23.3	Consent of Kilpatrick Stockton, LLP (included as part of Exhibits 5 and 8).
23.4	Consent of Burke Capital Group, LLC.
24	Power of Attorney (included on the Signature Page to this Registration Statement).
99.1	Form of Proxy.
99.2	Election Form.*
99.3	Liberty's Form 10-KSB for the fiscal year ended December 31, 2003 (incorporated herein by reference to Liberty's Annual Report on Form 10-KSB for the year ended December 31, 2003, File No. 0-24113).
99.4	Liberty's Form 10-QSB for the quarter ended June 30, 2004 (incorporated herein by reference to Liberty's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004, File No. 0-24113).

*
To be filed by amendment.

(b)
Financial Statement Schedules: No financial statements schedules are required to be filed as part of this Registration Statement.

(c)
Report, Opinion or Appraisal: The opinion of Burke Capital Group, LLC is included as Appendix C to the materials filed as a part of this Registration Statement.

Item 22. Undertakings

          (a)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (b)   The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on September 21, 2004.

UNITED COMMUNITY BANKS, INC.
By:	/s/ JIMMY C. TALLENT Jimmy C. Tallent President and Chief Executive Officer

        Know all men by these presents, that each person whose signature appears below constitutes and appoints Jimmy C. Tallent and Robert L. Head, Jr., or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 21, 2004.

Signature	Title

/s/ JIMMY C. TALLENT Jimmy C. Tallent	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ REX S. SCHUETTE Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ ALAN H. KUMLER Alan H. Kumler	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ ROBERT L. HEAD, JR. Robert L. Head, Jr.	Chairman of the Board
/s/ W.C. NELSON, JR. W.C. Nelson, Jr.	Vice Chairman of the Board
/s/ A. WILLIAM BENNETT A. William Bennett	Director
/s/ ROBERT BLALOCK Robert Blalock	Director
[signatures continued on next page]

[signatures continued from previous page]
/s/ GUY W. FREEMAN Guy W. Freeman	Director
/s/ THOMAS C. GILLILAND Thomas C. Gilliland	Director
/s/ CHARLES HILL Charles Hill	Director
/s/ HOYT O. HOLLOWAY Hoyt O. Holloway	Director
/s/ CLARENCE W. MASON, SR. Clarence W. Mason, Sr.	Director
/s/ TIM WALLIS Tim Wallis	Director

EXHIBIT INDEX

Exhibit	Description of Exhibit
5	Opinion and Consent of Kilpatrick Stockton, LLP.
23.1	Consent of Porter Keadle Moore LLP (for United).
23.2	Consent of Porter Keadle Moore LLP (for Liberty).
23.3	Consent of Kilpatrick Stockton, LLP (included as part of Exhibit 5).
23.4	Consent of Burke Capital Group, LLC.
24	Power of Attorney (included on the Signature Page to this Registration Statement).

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TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
COMPARATIVE SHARE DATA FOR UNITED AND LIBERTY
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED (In thousands, except per share amounts)
SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF LIBERTY (In thousands, except per share amounts)
DETAILS OF THE PROPOSED MERGER
INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.
INFORMATION ABOUT LIBERTY NATIONAL BANCSHARES, INC.
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
AGREEMENT AND PLAN OF REORGANIZATION
EXHIBIT A AGREEMENT AND PLAN OF MERGER
EXHIBIT B AGREEMENT AND PLAN OF MERGER
ATTACHMENT 1 Directors of the Surviving Bank
EXHIBIT C
EXHIBIT D
EXHIBIT E
GEORGIA DISSENTERS' RIGHTS STATUTE
PART II.
SIGNATURES
EXHIBIT INDEX